EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of June 14, 2000, among Arch Chemicals, Inc., a Virginia corporation (“Parent”), Superior Pool Products, Inc., a Delaware corporation (“Seller”) and a wholly owned subsidiary of Parent, and SCP Pool Corporation, a Delaware corporation (“Purchaser”).

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets, properties and business of Seller (the “Business”), upon the terms and subject to the conditions of this Agreement.

     Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets

     SECTION 1.01. Purchase and Sale. (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller all the right, title and interest as of the Closing of Seller in, to and under the Acquired Assets (as defined in Section 1.02(a)), for (i) an aggregate purchase price equal to the Estimated Net Asset Value (as defined in Section 1.01(b)) plus the Additional Amount (as defined below) (the “Purchase Price”), payable as set forth in Section 2.02, subject to adjustment as set forth in Section 1.05 and provided the Purchase Price may not exceed, before and after any adjustment under Section 1.05, $25 million, and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition”. “Additional Amount” shall mean: (i) if the Estimated Net Asset Value (or Actual Closing Net Asset Value, as the case may be) is $11 million or less, $12 million, (ii) if Estimated Net Asset Value (or Actual Closing Net Asset Value, as the case may be) is equal to or greater than $12 million, $11 million and (iii) if the Estimated Net Asset Value (or Actual Closing Net Asset Value, as the case may be) is greater than $11 million but less than $12 million, $12 million less the amount by which such value exceeds $11 million; provided that for the purposes of determining the Additional Amount only, outstanding uncleared checks of Seller shall be included in liabilities in determining Estimated Net Asset Value and the Actual Closing Net Asset Value as of the date of such values.

     (b) At least two days prior to the Closing Date, Seller shall provide Purchaser with the estimated Net Asset Value of the Business stated as of the last day of the calendar month immediately preceding the Closing Date (or if the Closing is held before the tenth day of a month, as of the last day of the second preceding month), adjusted for any subsequent extraordinary items and prepared on a basis consistent with the balance sheet set forth as Schedule 1.01(b)(1) (“Sample Balance Sheet”) (the “Estimated Net Asset Value”). “Net Asset Value”, as of any date of determination, shall mean net asset value determined in accordance with generally accepted accounting principles (“GAAP”) applied in a manner consistent with that used in preparing the Sample Balance Sheet. It is understood that in determining the Actual Closing Net Asset Value Customer Rebates for the Final Period and Supplier Rebates for the Final Period shall be included and computed as follows: “Supplier Rebates” shall mean for the Final Period an amount equal to 1.5% of total net sales of Seller occurring in such period and (ii) “Customer Rebates” shall mean for the Final Period 2.88% of gross sales of Seller occurring in such period to (A) customers who qualified for Seller’s V.I.P. program for 1999 and (B) those additional customers who as of the Closing Date Seller reasonably projects for 2000 as tracking towards V.I.P. attainment in 2000 based on 2000 sales occurring prior to the Closing plus an adjustment as set forth in Schedule 1.01(b)(2) and the “Final Period” shall mean January 1, 2000 to and including the Closing Date.

     SECTION 1.02. Acquired Assets and Excluded Assets. (a) The term “Acquired Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, located on or at the Premises (as defined herein), that are owned, leased or licensed by Seller on the Closing Date (as defined in Section 2.01) and used, held for use or intended to be used in the operation or conduct of the Business, including:

(i) all real property, leaseholds and other interests in real property of Seller listed in Schedule 3.06, in each case together with Seller’s right, title and interest in all buildings, improvements and fixtures thereon, all other appurtenances thereto and related easements and rights of way (the “Premises”);

(ii) all finished goods, supplies, parts, spare parts and other inventories of Seller that on the Closing Date are located on the Premises (including in transit, on consignment or in the possession of any third party) on the Closing Date that is used, held for use or intended to be used in the operation or conduct of the Business (collectively, the “Inventory”);

(iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, of Seller on the Premises that is used, held for use or intended to be used in the operation or conduct of the Business (the “Personal Property”);

(iv) all accounts receivable and notes receivable of Seller on the Closing Date (the “Receivables”);

(v) all servicemarks, trade names, business names, brand names, copyrights, designs, design registrations, and all rights to any of the foregoing (“ Intellectual Property”), of Seller that are used, held for use or intended to be used in the operation or conduct of the Business (such Intellectual Property being the “Assigned Intellectual Property”);

(vi) all trade secrets, confidential information, know-how, procedures, market surveys and marketing know-how of Seller that are used, held for use or intended to be used in the operation or conduct of the Business (the “Technology”);

(vii) all rights existing under contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written, to which Seller is a party or by which Seller is bound (“Contracts”) that are listed in Schedule 3.06 or 3.08, and all other Contracts (including purchase orders and sales orders) to which Seller is a party or by which Seller is bound that are used, held for use or intended to be used in, or that arise out of, the operation or conduct of the Business or to which the Acquired Assets are subject (collectively, the “Assigned Contracts”);

(viii) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Business;

(ix) all credits, rebates or adjustments from suppliers, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used, held for use or intended to be used in, or that arise out of, the operation or conduct of the Business;

(x) all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller in Seller’s or Parent’s possession that are used, held for use or intended to be used in, or that arise primarily out of, the conduct or operation of the Business (the “Records”);

(xi) to the extent transferable, all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from governments and governmental agencies and all data and records pertaining thereto, in each case, that are used, held for use or intended to be used, in the conduct or operation of the Business, and other than those relating to the Excluded Assets or Excluded Liabilities;

(xii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature that are used, held for use or intended to be used in the Business, other than those arising out of Excluded Assets or the Excluded Liabilities;

(xiii) all rights to receive and retain mail and other communications, in each case relating to the Business other than those relating to the Excluded Assets or Excluded Liabilities; and

(xiv) all goodwill generated by or associated with the Business;

other than, in each case of the above, the Excluded Assets (as defined in Section 1.02(b)). (b) The term “Excluded Assets” means:

(i) all assets identified on Schedule 1.02(b);

(ii) all cash and cash equivalents of Parent or Seller (but excluding petty cash of Seller on hand at the Premises on the Closing Date in an aggregate amount not to exceed $7,000);

(iii) all rights, claims and credits of Parent or Seller to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and all guarantees, warranties, indemnities, pre-paid taxes, intercompany accounts and similar rights in favor of Seller or Parent in respect of any other Excluded Asset or any Excluded Liability;

(iv) all the assets of the Seller Benefit Plans (as defined in Section 3.16);

(v) all rights of Seller or Parent under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement, including the promissory note referred to in Section 2.02(b) (collectively, the “Ancillary Agreements”);

(vi) all records and documents, including confidentiality agreements, prepared in connection with the sale of the Business to Purchaser or other potential purchasers (other than those contained in Seller’s data room provided to Purchaser or otherwise provided to Purchaser as a potential purchaser);

(vii) all financial and tax records relating to the Business that form part of Parent’s general ledger;

(viii) all policies of insurance, whether general liability, worker’s compensation, property or other, and rights and obligations thereunder relating to Seller and its Business;

(ix) any intercompany accounts owed by Parent or its affiliate to Seller; and

(x) any Contract to which Parent is a party relating to any corporate-wide items described on Schedule 3.20 in which Seller participates with Parent on an integrated basis with Parent’s other businesses.

     SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller (subject to Purchaser’s right to dispute such liabilities and obligations in good faith with parties to whom such obligations are owed provided such right shall not diminish Purchaser’s indemnity obligations under Article VIII) (such liability, obligations and commitments being the “Assumed Liabilities”):

(i) any and all payment and performance liabilities, obligations and commitments of Seller under the Assigned Contracts whether incurred before, on or after the Closing and including all unpaid rebates and refunds to customers;

(ii) all accounts payable and accrued liabilities of Seller arising out of the operation or conduct of the Business prior to the Closing and contained in the Closing Balance Sheet (as defined in Section 1.05(a)), excluding outstanding uncleared checks of Seller;

(iii) any and all Unknown Environmental Liabilities but only to the extent Seller is not required to indemnify an indemnified party under Section 8.01(a)(iv); and

(iv) all other liabilities, obligations and commitments, whether known or unknown, express or implied, absolute, contingent or otherwise, arising out of the operation or conduct of the Business or Acquired Asset after the Closing.

     (b) Notwithstanding Section 1.03(a), or any other provision of this Agreement or any Ancillary Agreement, and regardless of any disclosure to Purchaser, Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller (the “Excluded Liabilities”), each of which shall be retained and paid, performed and discharged when due by Seller or Parent (subject to Seller’s and Parent’s right to dispute such liabilities and obligations in good faith with parties to whom such obligations are owed provided such right shall not diminish Seller’s or Parent’s indemnity obligations under Article VIII). The term “Excluded Liability” means:

(i) any liability, obligation or commitment of Seller or Parent arising under the federal lawsuit Pool Water Products and Aqua Tri v. Olin Corporation and Superior Pool Products (the “PWP Case”);

(ii) any liability, obligation or commitment of Seller or Parent, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of the operation or conduct by Parent or any of its affiliates of any business other than the Business;

(iii) any liability, obligation or commitment of Seller or Parent that (x) relates primarily to, or that arises primarily out of, any Excluded Asset (other than records), or (y) that arises out of the distribution to, or ownership by, Seller or Parent of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;

(iv) any liability, obligation or commitment for Taxes (as defined in Section 3.14), whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or the assets for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause (iv), all real property Taxes, personal property Taxes and similar ad valorem Taxes or obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser based upon the number of days of such Tax period prior to the Closing Date and the number of days of such Tax period after the Closing Date (which period shall include the Closing Date));

(v) except as expressly provided in Section 5.10, any liability, obligation or commitment of Seller or Parent arising under any Seller Benefit Plan (as defined in Section 3.16(a));

(vi) any liability, obligation or commitment of Seller to any of the affiliates of Parent or to Parent (in each case, other than those arising out of purchase orders for inventory, supplies or raw materials and including outstanding uncleared checks of Seller);

(vii) any of Seller’s or Parent’s liabilities or obligations to Purchaser under this Agreement;

(viii) any of Seller’s liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including, without limitation, all attorneys’ and accountants’ fees), to the extent incurred prior to or at Closing and except that Purchaser shall be responsible for all filing fees for any filing made in connection herewith under the HSR Act (as defined in Section 3.03);

(ix) any of Seller’s liabilities or obligations (A) arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority (including liabilities or obligations arising out of civil litigation brought by any Person), (B) arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, commitment, instrument, judgment, order or decree (regardless of when any such violation or breach is asserted), or (C) otherwise arising by reason of any active, pending or threatened litigation, in each case relating to facts, circumstances, acts or omissions existing or occurring prior to the Closing (but nothing in this clause (ix) shall include any matter relating to any Environmental Laws as all such matters are covered in clauses (x) and (xi) hereof and clause (iii) of Section 1.03);

(x) any and all Known Environmental Liabilities;

(xi) any and all Unknown Environmental Liabilities but only to the extent Seller is required to indemnify an indemnified party pursuant to Section 8.01(a)(iv);

(xii) any of Seller’s liabilities or obligations arising as a result of the failure of Seller to comply with any bulk sales or bulk transfer laws; and

(xiii) any other liabilities or obligations of Seller of any nature whatsoever not expressly assumed by Purchaser under this Agreement that relate to facts, circumstances, acts or omissions existing or occurring prior to the Closing.

     (c) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.05), other than Permitted Liens (as defined in Section 3.05).

     (d) Seller and Purchaser acknowledge that certain expenses of the Business are paid on a periodic basis. Accordingly, the items listed below, shall be apportioned between Seller and Purchaser, with Seller being responsible for all such expenses attributable to periods on or prior to the Closing Date, and Purchaser being responsible for all expenses attributable to periods after the Closing Date:

(i) prepaid rent, tenant utility payments and all other percentage or additional rent, common area maintenance and sundry charges (including any HVAC charges) and commissions paid by tenants and prepaid equipment maintenance charges;

(ii) utility company charges, including electricity, gas, fuel, water and sewer charges; and

(iii) real estate taxes, general and special assessments and other public or private charges affecting the Premises and other items apportioned as provided in Section 1.03(b)(iv); and

(iv) prepaid premiums and contributions made by Seller, Parent, or Seller’s employees for Seller’s medical plan (excluding employees participating pursuant to COBRA) provided that the consent of CIGNA HealthCare of California, Inc. (“CIGNA”) for the transfer of Seller’s medical plan contract is obtained by Purchaser.

To the extent Seller has already paid prior to the Closing any such expenses for which Purchaser shall be responsible, Purchaser shall promptly after the Closing, to the extent not reflected in the Closing Balance Sheet, reimburse Seller in immediately available funds for such expenses. Seller may also present from time to time an additional list of such expenses following the Closing. Seller and Purchaser each agree to pay such expenses to the other as apportioned within 30 days of presentment after the Closing of an itemized list of such expenses.

     SECTION 1.04. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (excluding purchase orders and sales orders) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset (other than purchase orders or sales orders) requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

     (b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser or Seller under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights.

     SECTION 1.05 Purchase Price Adjustments. (a) Within twenty (20) business days following the end of the calendar month in which the Closing occurs, Seller shall deliver to Purchaser a statement (“Seller’s Statement”) showing a balance sheet for the Business as of the Closing Date (“Closing Balance Sheet”) and the actual Net Asset Value as of the Closing Date (the “Actual Closing Net Asset Value”) along with the computation of such value and the recalculation of final Purchase Price using the Actual Closing Net Asset Value in lieu of Estimated Net Asset Value and in the determination of the Additional Amount and any necessary resulting adjustment (“Adjustment”) to the Purchase Price amount paid at Closing. The Closing Balance Sheet and the preparation of the Actual Closing Net Asset Value shall be prepared on a basis consistent with the preparation of the Estimated Net Asset Value as set forth in Section 1.01(b). Purchaser shall cooperate with Seller and its representatives in preparing such statement including providing reasonable access to the Records and the assistance of Purchaser’s employees. Such statement shall become final and binding on the parties except to the extent Purchaser notifies Seller on or before the tenth business day after delivery of Seller’s Statement of Purchaser’s disagreement with such statement along with Purchaser’s computation of the Actual Closing Net Asset Value and final Purchase Price in reasonable detail (“Disagreement Notice”); provided that Purchaser shall not notify Seller of any dispute unless there is a reasonable basis for all such disputes to result in an Adjustment in the aggregate in excess of $50,000 (excluding interest) from the Adjustment shown in Seller’s Statement. If Purchaser so notifies Seller, the parties shall negotiate in good faith regarding such disagreement with the computation of the Actual Closing Net Asset Value and final Purchase Price. If the parties fail to agree on the Actual Closing Net Asset Value and final Purchase Price within 30 days of receipt by Seller of the Disagreement Notice, the parties shall go to arbitration on their disagreement as provided in Section 1.05(b).

Once the Actual Closing Net Asset Value is final and binding on the parties (whether as a result of arbitration of otherwise), if the Purchase Price paid at closing exceeds the final Purchase Price, the Seller shall pay to Purchaser an amount equal to the difference between the two values and if the final Purchase Price exceeds the Purchase Price paid at Closing, the Purchaser shall pay to Seller an amount equal to the difference between the two values in immediately available funds within 10 days of the Actual Closing Net Asset Value and final Purchase Price becoming final and binding on the parties. In addition, the payor shall pay with such difference in like funds simple interest thereon at a rate of eight percent (8%) per annum accruing from the Closing Date to and including the date of payment.

     (b) As called for by Section 1.05(a), the parties shall submit the dispute(s) set forth in the Disagreement Notice regarding the determination of the Actual Closing Net Asset Value and computation of the final Purchase Price to final and binding arbitration by PricewaterhouseCoopers LLP or such other independent “Big Five” accounting firm as may be mutually agreeable to the parties. In the event PricewaterhouseCoopers LLP is unable or unwilling to review Seller’s Statement and in the event Purchaser and Seller are unable to mutually agree on a replacement accounting firm, a “Big Five” accounting firm will be selected by lot after eliminating one firm designated as objectionable by each of Purchaser and Seller (any accounting firm so selected or agreed upon shall be referred to herein as the “Independent Accountant”). Each Purchaser and Seller shall use its reasonable best efforts to cause the Independent Accountant to make a decision regarding the Actual Closing Net Asset Value and final Purchase Price as soon as practicable, but in any event such Independent Accountant shall make a decision within 120 days after the delivery of the Disagreement Notice to Seller. The costs and expenses associated with the Independent Accountant’s arbitration will be divided evenly between Purchaser and Seller, it being understood that each party hereto shall bear its own accountants’  and attorneys’ fees and expenses in connection with the arbitration.

     (c) The final Purchase Price resulting from the adjustment shall be the “Adjusted Purchase Price.”  If the Actual Closing Net Asset Value matter goes to arbitration as set forth in Section 1.05(b), the amount determined in the arbitration shall be used to determine the Adjusted Purchase Price for purposes of this Agreement.

ARTICLE II

The Closing

     SECTION 2.01. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851, at 10:00 a.m. on a date mutually acceptable to the parties (but not later than 14 days following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

     SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing:

     (a) Seller shall deliver to Purchaser (i) such appropriately executed bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

     (b) Purchaser shall deliver to Seller (i) payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), immediately available funds in an amount equal to the Purchase Price, (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

     SECTION 2.03. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.

ARTICLE III

Representations and Warranties of Seller

     Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

     SECTION 3.01. Organization, Standing and Power. Each of Seller and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business and its other businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) (A) in the case of Seller, on the business and financial condition or results of operations of Seller or of the Business and (B) in the case of Parent, on the business and financial condition or results of operations of Parent or (ii) on the ability of such party to consummate the Acquisition and the other transactions contemplated hereby (clauses (i)(A) and (ii) being a “Seller Material Adverse Effect” and clauses (i)(B) and (ii) being a “Parent Material Adverse Effect”). Each of Seller and Parent is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted by it or the failure to so qualify has had or could reasonably be expected to have a Seller Material Adverse Effect.

     SECTION 3.02. Authority; Execution and Delivery; Enforceability. Each of Seller and Parent has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Parent of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each of Seller and Parent of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Each of Seller and Parent has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation.

     SECTION 3.03. No Conflicts; Consents. The execution and delivery by Seller and Parent of this Agreement do not, the execution and delivery by Seller and Parent of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and Parent with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the certificate of incorporation or bylaws of Seller or Parent, (ii) any Contract to which Seller or Parent is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to Seller or Parent or their respective properties or assets, other than (A) in the case of clauses (ii) and (iii) above, (1) any such items applicable to Seller (excluding purchase orders, sales orders and those Contracts listed on Schedule 3.08) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect, (2) any such items applicable to Parent that individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect, and (B) those Contracts listed on Schedule 3.08 as noted therein as requiring consent. No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller or Parent in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (I) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (II) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), (III) compliance with and filings and notifications under applicable environmental laws, and (IV) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

     SECTION 3.04. Financial Statements. Schedule 3.04 sets forth the balance sheets and income statements (the “Financial Statements”) provided by Seller to Purchaser (the most recent balance sheet included in the Financial Statements being the “Balance Sheet”). The Financial Statements have been prepared in conformity with GAAP consistently applied except in each case, they exclude any statements of cash flows, changes in equity, omit footnotes, and do not include any allocation of certain compensation and benefit related costs for certain employees, and on that basis fairly present (subject, in the case of any interim statements, to normal, recurring year-end adjustments) the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods indicated from the books and records of Seller and Parent relating to the Business and fairly present the financial condition and results of operation of the Business as of the dates and for the periods indicated.

     SECTION 3.05. Assets Other than Real Property Interests. (a) Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except (i) such as are set forth in Schedule 3.05, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that individually or in the aggregate, do not materially impair, and could not reasonably be expected to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (i), (ii) and (iii) above, together with the Liens referred to in clauses (ii) through (vi) of Section 3.06, are referred to collectively as “Permitted Liens”).

     (b) This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to Intellectual Property, such items being the subject of Section 3.07.

     SECTION 3.06. Real Property. There are no real property and interests in real property owned in fee by Seller and used, held for use or intended to be used in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset. Schedule 3.06 sets forth a complete list of all real property and interests in real property leased by Seller and used, held for use or intended to be used in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset (individually, a “Leased Property”). Seller has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (i) Liens described in clause (ii) or (iii) of Section 3.05(a), (ii) such as are set forth in Schedule 3.06, (iii) leases, subleases and similar agreements set forth in Schedule 3.08, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made prior to Closing and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clause (vi) above, individually or in the aggregate, materially impairs, or could reasonably be expected materially to impair, the continued use and operation of the Leased Property to which they relate in the conduct of the Business as presently conducted.

     SECTION 3.07. Intellectual Property. Seller owns or has licensed to it all Intellectual Property currently used in the operation or conduct of the Business, other than unregistered designs and copyrights that, individually and in the aggregate, are not material to the conduct of the Business as presently conducted.

     SECTION 3.08. Contracts. (a) Except as set forth in Schedule 3.08 and except for Contracts relating solely to Excluded Assets or Excluded Liabilities, Seller is not a party to or bound by any Contract that is used, held for use or intended for use in, or that arises out of, the operation or conduct of the Business and that is:

(i) a written employment agreement or employment contract that has an aggregate future liability in excess of $20,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $20,000;

(ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

(iii) a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement and listed on Schedule 3.06 or 3.08) that limits the conduct of the Business as presently conducted;

(iv) a Contract with (A) any shareholder or affiliate of Seller or (B) any current or former officer, director or employee of Seller or any of its affiliates (other than employment agreements covered by clause (i) above and purchase orders for supplies, raw materials and inventory bought from Parent and its affiliates);

(v) a lease, sublease or similar Contract with any person under which Seller is a lessor or sublessor of, or makes available for use to any person, (A) any Leased Property or (B) any portion of any premises otherwise occupied by Seller;

(vi) a lease, sublease or similar Contract with any person under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) Seller is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller, that in any such case has an aggregate future liability or receivable, as the case may be, in excess of $10,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $10,000;

(vii) (A) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase orders for inventory in the ordinary course of business consistent with past practice), (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $15,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $15,000;

(viii) a license, sublicense, option or other Contract relating in whole or in part to the Assigned Intellectual Property (including any license or other Contract under which Seller is licensee or licensor of any Assigned Intellectual Property) or to any Technology (excluding shrink wrap license entered into in the ordinary course of business);

(ix) (A) a Contract under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than Parent) or (B) any other note, bond, debenture or other evidence of indebtedness issued to any person (other than Parent), in any such case that, individually, is in excess of $10,000;

(x) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case that, individually, is in excess of $10,000;

(xi) a Contract under which Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than Parent and other than extensions of trade credit in the ordinary course of the Business), in any such case that, individually, is in excess of $10,000 (except those made to Parent or any of its affiliates);

(xii) a Contract granting a Lien (other than Permitted Liens) upon any Leased Property or any other Acquired Asset;

(xiii) a Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of Seller or any predecessor person;

(xiv) a power of attorney (other than a power of attorney given in the ordinary course of the Business with respect to routine tax matters);

(xv) a Contract not made in the ordinary course of the Business;

(xvi) a confidentiality agreement;

(xvii) a Contract (including a purchase order), involving payment by Seller of more than $100,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice), other than purchase orders entered into in the ordinary course of the Business after the date of this Agreement and not in violation of this Agreement;

(xviii) a Contract (including a sales order) involving the obligation of Seller to deliver products or services for payment of more than $20,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice), other than sales orders entered into in the ordinary course of the Business after the date of this Agreement and not in violation of this Agreement;

(xix) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof;

(xx) a Contract with or license or Permit by or from any Governmental Entity;

(xxi) a currency exchange, interest rate exchange, commodity exchange or similar Contract to which Seller is a party;

(xxii) a Contract for any joint venture, partnership or similar arrangement to which Seller is a party;

(xxiii) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $20,000 by Seller;

(xxiv) a Contract providing for the provision of advertising services and involving the payment or receipt over the life of such Contract in excess of $20,000 by Seller;

(xxv) other Contract that has an aggregate future liability to any person (other than Seller) in excess of $50,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $50,000 (other than purchase orders and sales orders); or

(xxvi) a Contract other than as set forth above to which Seller is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Acquired Assets.

The aggregate expected liability of Seller under all Assigned Contracts other than Contracts listed on Schedule 3.06 or 3.08 and other than those Contracts entered into the ordinary course of business does not exceed $50,000. For purposes of clauses (i), (vi), (vii), (ix), (x), (xi), (xvii), (xviii), (xxiii), (xxiv) and (xxv) of this Section 3.8(a), the dollar materiality thresholds shall include the aggregate amounts of any similar agreements with the same or related parties but excluded from this sentence are those Contracts with customers or suppliers (including purchase orders).

     (b) Except as set forth in Schedule 3.08, all Contracts listed in such Schedule are valid, binding and in full force and effect and are enforceable by Seller, in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Schedule 3.08, Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder , except, in each case, for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Seller has not, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any Assigned Contract listed in any Schedule. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been made available to Purchaser. Notwithstanding anything in this Agreement to the contrary, Seller makes no representation or warranty with respect to Seller’s obligations to make rebates or refunds to customers and Seller’s rights to receive rebates or refunds from suppliers (other than providing Purchaser with true and correct copies of Seller’s customer rebate program as in effect for 2000 and copies of Seller’s supplier rebate programs in Seller’s possession).

     (c) Schedule 3.08 sets forth for each Assigned Contract whether or not the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Assigned Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof, other than such Assigned Contracts the termination of which by any party thereto, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

     SECTION 3.09. Inventory. Except to the extent of reserves required by GAAP, the Inventory is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Balance Sheet and in the books and records of the Business in accordance with GAAP. Except as set forth in Schedule 3.09, since the date of the Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Business, except for write-downs and reserves in the ordinary course of business and consistent with past practice.

     SECTION 3.10. Personal Property. Schedule 3.10 sets forth a brief description of each item of Personal Property with an original cost in excess of $10,000, indicating, in each case, the purchase price thereof and the accumulated book depreciation. Each material item of Personal Property is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased personal property of the Business is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

     SECTION 3.11. Receivables. All the Receivables (a) represent actual indebtedness incurred by the applicable account debtors, (b) have arisen from bona fide transactions in the ordinary course of the Business and (c) are not subject to any deduction, setoff or similar right, except for customer rebates in accordance with Seller’s policies, except to the extent of reserves required by GAAP, and except which if exercised would not have a Seller Material Adverse Effect. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Business and consistent with past practice.

     SECTION 3.12. Permits. (a) Schedule 3.12 sets forth all material certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to Seller by Governmental Entities that are used or held for use in the operation or conduct of the Business. Except as set forth in Schedule 3.12, (i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof, (ii) since January 1, 1999, Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and could reasonably be expected to have a Seller Material Adverse Effect, and (iii) to the knowledge of Seller, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, however, Seller makes no representation and warranty as to the assignability or transferability of the Permits to Purchaser.

     (b) Seller possesses all material Permits to own or hold under lease and operate the Acquired Assets and to conduct the Business as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

     SECTION 3.13. Sufficiency of Acquired Assets. The Acquired Assets (together with the Excluded Assets specified in Section 1.02(b)), comprise all the assets employed by Seller in connection with the Business. Assuming transfer to Purchaser of all Acquired Assets at the Closing, the Acquired Assets are sufficient for the conduct of Business immediately following the Closing in substantially the same manner as currently conducted.

     SECTION 3.14. Taxes. (a) For purposes of this Agreement:

     “Tax” or “Taxes” means all Federal, state, local, foreign and other governmental taxes, fees, levies, duties, or similar assessments or charges (including, sales, use, ad valorem, value added, transfer, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by the Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”).

     “Code” means the Internal Revenue Code of 1986, as amended.

     (b) Except as set forth in Schedule 3.14, (i) Seller and/or Parent have filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax Liens have been filed and no material claims are being asserted in writing with respect to any Taxes and Seller has no knowledge that any such claim shall be made.

     (c) Except as set forth in Schedule 3.14, (i) neither Parent nor any of its affiliates has made with respect to Seller, or any assets of the Business, any consent under Section 341 of the Code, (ii) none of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (iii) none of the Acquired Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 and (iv) there are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the Acquired Assets.

     (d) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

     SECTION 3.15. Proceedings. Except for the PWP Case, Schedule 3.15 sets forth a list as of the date of this Agreement of each pending or, to the knowledge of Seller, threatened Proceeding or claims with respect to which Seller has been contacted orally or in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against any Acquired Asset and that (a) relates to or involve more than $20,000 (in excess of available insurance coverage), (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 3.15, none of the Proceedings or claims listed in Schedule 3.15 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Seller Material Adverse Effect. Except as set forth in Schedule 3.15, to the knowledge of Seller, there are no unasserted claims of the type that would be required to be disclosed in Schedule 3.15 if counsel for the claimant had contacted Seller that if asserted would have at least a reasonable possibility of an adverse determination. Except as set forth in Schedule 3.15, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability. Except as set forth in Schedule 3.15, there is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business. Except as set forth in Schedule 3.15, there is no pending, or to the knowledge of Seller, threatened investigation of the conduct of the Business or any Acquired Asset or Assumed Liability of which Seller has been given notice.

     SECTION 3.16. Benefit Plans. (a) Schedule 3.16(a) contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by Seller for the benefit of any officers or employees of the Business (“Seller Pension Plans”) and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its affiliates for the benefit of any officers or employees of the Business (all the foregoing, including Seller Pension Plans, being herein called “Seller Benefit Plans”). Seller has made available to Purchaser true, complete and correct copies of each Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plans, descriptions thereof).

     (b) Except as set forth in Schedule 3.16(b), no employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the sale of the Acquired Assets by Seller at the Closing.

     (c) The Seller Pension Plans (i) comply in form and in operation in all material respects with the applicable requirements of law except to the extent such compliance with form is not required under Applicable Law as in effect on the Closing Date and except for instances of noncompliance that, individual or in the aggregate, would not have a Parent Material Adverse Effect, (ii) if any Seller Pension Plan is intended to be qualified under Section 401(a) of the Code, such Plan has received a favorable determination letter from the Internal Revenue Service that it is qualified and, to Seller’s knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such favorable determination letter (except for amendments required to be made prior to the end of 2000 as a result of changes required by Applicable Law), and (iii) all contributions or premium payments which are due on or before the Closing Date by Parent or Seller or any of its affiliates with respect to each Seller Benefit Plan will be timely paid in full and all contributions and premium payments which are not due for all periods ending on the Closing Date will be adequately accrued in the financial records of Parent or Seller.

     (d) Seller has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 et seq. of ERISA (“COBRA”). Seller does not have any obligation or liability to provide post-employment welfare benefits to any current or former employee of the Business (other than as required by COBRA and other than possibly to persons who retire on or after age 55 under Seller Pension Plans).

     (e) None of the Acquired Assets of Seller are subject to any Lien in favor of or asserted by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental authority, agency, department or government-owned corporation.

     (f) Neither Seller nor any member of Seller’s controlled group, as defined in Section 414 of the Code, maintains, has maintained or contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA) which could result in liability to Seller or Purchaser.

     (g) Schedule 3.16(g) lists the employees of Seller who are on short term disability leave as of the date hereof.

     SECTION 3.17. Absence of Changes or Events. Except as set forth in Schedule 3.17, from the date of the Balance Sheet to the date of this Agreement, there has not been any material adverse change in the business, financial condition or results of operations of the Business, taken as a whole, other than changes relating to United States or foreign economies in general or the industries in which the Business operates and not specifically relating to the Business. Purchaser acknowledges that there may have been disruption to the Business as a result of the announcement by Seller of its intention to sell the Business (and there may be disruption to the Business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Purchaser acknowledges that such disruptions do not and shall not constitute a breach of this Section 3.17. Except as set forth in Schedule 3.17, from the date of the Balance Sheet to the date of this Agreement, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals. Except as set forth in Schedule 3.17 or other Schedules hereto, since the date of the Balance Sheet to the date of this Agreement, neither Seller nor Parent has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01.

     SECTION 3.18. Compliance with Applicable Laws. (a) Except as set forth in Schedule 3.18, the Business is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety or the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Schedule 3.18, none of Seller and Parent has received any written communication in the 24-month period prior to the date hereof from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Applicable Law. This Section 3.18(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.14, or to environmental matters, which are the subject of Section 3.18(b).

     (b) Except as set forth in Schedule 3.18, (i) in the 24-month period prior to the date hereof, Seller has not received any written communication from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Environmental Law, (ii) Seller holds, and is in compliance with, all material Permits required to conduct the Business under the Environmental Laws (as defined below), and is in compliance with all Environmental Laws, except, in each case, for any instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect and (iii) in connection with the conduct of the Business in the 24-month period prior to the date hereof, Seller has not entered into or agreed to any court decree or order and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials (as defined below) under any Environmental Law. Seller has no contingent liabilities in respect of the Business in connection with any Hazardous Materials that, individually or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect.

The term “Environmental Laws” means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as such term is defined below) or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. sub-section 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. sub-section 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. sub-section 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. sub-section 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. sub-section 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sub-section 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. sub-section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sub-section 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. The term “Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. section 172.101 and materials defined as hazardous pursuant to sub-section 101(14) of CERCLA. The term “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

     SECTION 3.19. Employee and Labor Matters. (a) Except as set forth in Schedule 3.19: (i) there is not any, and in the 24-month period prior to the date hereof, there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Business; (ii) to the knowledge of Seller (which, for purposes of this clause (ii) only, “knowledge of Seller” includes the conscious awareness of its employees who are branch managers and above), no union organizational campaign is in progress with respect to the employees of the Business and no question concerning representation of such employees exists; (iii) neither Seller nor Parent is engaged in any unfair labor practice in connection with the conduct of the Business; (iv) there are not any unfair labor practice charges or complaints against Seller pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board in connection with the conduct of the Business; (v) there are not any pending, or, to the knowledge of Seller, threatened, union grievances against Seller in connection with the conduct of the Business as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect; (vi) there are not any pending, or, to the knowledge of Seller, threatened, charges in connection with the conduct of the Business against Seller or any current or former employee of the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) neither Seller nor Parent has received written notice in the 24-month period prior to the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and, to the knowledge of Seller, no such investigation is in progress.

     (b) Seller has supplied Purchaser with a list setting forth the name and current base salary of each employee of the Business as of January 20, 2000, together with the current job title or relationship to the Business.

     (c) No employee of the Business is, to the knowledge of Seller, a party to or bound by any Contract, or subject to any Judgment that may interfere with the use of such person’s best efforts to promote the interests of the Business, may conflict with the Business or the transactions contemplated hereby or that has had or could reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller, no activity of any employee of the Business as or while an employee of the Business has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. To the knowledge of Seller, neither the execution and delivery of this Agreement, nor the conduct of the Business by the employees of the Business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, under which any such employee is now obligated.

     SECTION 3.20. Transactions with Affiliates. Except as set forth in Schedule 3.20, none of the Contracts set forth in Schedule 3.08 between the Business, on the one hand, and Seller or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 3.20, after the Closing none of Seller’s affiliates (other than Seller) will have any material interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Business. Except as set forth in Schedule 3.20, neither Parent nor Seller provides any material services to the Business.

     SECTION 3.21. Suppliers. Except as set forth in Schedule 3.21, between the date of the Balance Sheet and the date of this Agreement, in the conduct of the Business Seller has not entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice. Set forth on Schedule 3.21 are the top ten suppliers in terms of dollars spent, of goods or services purchased by the Business during its most recent full fiscal year. Except as set forth in Schedule 3.21, since the date of the Balance Sheet there has not been (i) any material adverse change in the business relationship of the Business with any supplier of merchandise named in Schedule 3.21 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

     SECTION 3.22. Subsidiaries; Investments. Seller does not own or control (directly or indirectly), hold or have any right or options to subscribe for, purchase or acquire any shares of stock, partnership interest, joint venture interest, equity participation or any other security or interest in any other person. Seller does not have and has never had any subsidiaries.

     SECTION 3.23. Absence of Undisclosed Known Liabilities. To Seller’s knowledge, Seller has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) and there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any obligations or liabilities except (a) obligations under contracts or commitments described in Schedule 3.06 or Schedule 3.08 hereto or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon, (b) the Excluded Liabilities, (c) liabilities reflected on the liability side of the Balance Sheet, (d) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement, (e) such liabilities which in the aggregate would not have a Seller Material Adverse Effect and (f) liabilities otherwise expressly set forth in Schedule 3.23 or other schedules to this Agreement.

     SECTION 3.24. Officers and Directors. Schedule 3.24 attached hereto lists all officers and directors of Seller.

     SECTION 3.25. Product Warranty. Each product sold or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties made by Seller except in each case to the extent such lack of conformity would not have a Seller Material Adverse Effect. Seller has not altered any product from that produced by the manufacturer and has no Liability for express or implied warranties (other than express warranties provided by the manufacturer of a product). Liability for replacement, repair or refunds of products or services sold by Seller for which Seller has not been or is not entitled to reimbursement by the manufacturer in connection with Seller’s informal return policy has not since January 1, 2000 exceeded, in the aggregate, 0.1% of Seller’s 1999 annual sales. Except for products sold or delivered in the ordinary course of its business, no product sold or delivered by Seller is subject to any guaranty, warranty or other indemnity.

     SECTION 3.26. Product Liability. Except as set forth in Schedule 3.26 and except for those liabilities which would not have a Seller Material Adverse Effect, Seller has no liabilities that have not been satisfied (and to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of any defective product manufactured, sold or delivered by Seller.

     SECTION 3.27. Names and Locations. Except as set forth on Schedule 3.27, during the five-year period prior to the execution and delivery of this Agreement, Seller has not used any names or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business.

ARTICLE IV

Representations and Warranties of Purchaser

     Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

     SECTION 4.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

     SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation.

     SECTION 4.03. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) of the Exchange Act, if any, (C) compliance with and filings and notifications under applicable environmental laws, and (D) those that may be required solely by reason of the participation of Seller and Parent (as opposed to any other third party) in the Acquisition and other transactions contemplated hereby and by the Ancillary Agreements).

     SECTION 4.04. Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

     SECTION 4.05. Availability of Funds. Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition. The financing required to consummate the Acquisition is referred to in this Agreement as the “Financing”. As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition.

     SECTION 4.06. No Knowledge of Misrepresentation or Omission. As of the date of this Agreement, Purchaser does not have any knowledge that the representations and warranties of Seller and Parent made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in any material respect. Purchaser does not have any knowledge of any material errors in, or material omissions from, any Schedule, except in each case for items discovered by Purchaser after the date of this Agreement of which Purchaser gives the Seller prompt notice.

     SECTION 4.07. Purchaser Plans. Purchaser has provided Seller with a true and correct summary description of each of Purchaser’s welfare benefit and 401(k) plans that are to be offered to the Continuing Employees following the Closing to the extent and as provided in Section 5.10.

ARTICLE V

Covenants

     SECTION 5.01. Covenants of Seller and Parent Relating to Conduct of Business. (a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and, to the extent consistent therewith, use all reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing. Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth in Article VI not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Purchaser:

(i) (A) adopt or amend in any material respect any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law or except in each case for amendments applicable to all of Parent’s employees generally and except to conform the Seller Benefit Plans to Purchaser’s;

(ii) grant to any executive officer or employee of Seller any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

(iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Business incur or assume any long-term indebtedness for borrowed money;

(iv) permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 3.05, 3.06 or 3.14 if existing on the date of this Agreement except in the ordinary course of business;

(v) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value except for indebtedness owed to Parent or its affiliates;

(vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Business;

(vii) make or incur any capital expenditure that is not currently approved in writing or budgeted or otherwise not in the ordinary course of business;

(viii) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Business, except (A) inventory and obsolete or excess equipment sold or disposed of in the ordinary course of business and consistent with past practice and (B) any Excluded Asset described in Section 1.02(b);

(ix) enter into any lease of real property, except any renewals or replacement of existing leases in the ordinary course of business; or

(x) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

     (b) Advise of Changes. Seller shall promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the business, financial condition, liabilities or results of operations of the Business.

     (c) Affirmative Covenants. Until the Closing, Seller shall:

(i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii) upon any damage, destruction or loss to any material Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such other (better) condition as may be required by Applicable Law; and

(iii) maintain the level and quality of Inventory and supplies, and spare parts in the ordinary course in a manner consistent with its past practices.

SECTION 5.02 [Intentionally left blank.]

     SECTION 5.03. Access to Information. Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, Tax returns and records of the Business (other than the Excluded Assets), in each case in Seller’s or Parent’s possession, and during such period shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Business.

     SECTION 5.04. Confidentiality. (a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Parent or their representatives concerning Seller or Parent in connection with this Agreement prior to, on or after the Closing shall be deemed “Evaluation Material” under the Confidentiality Agreement and shall be subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

     (b) Seller and Parent shall each keep confidential, and cause its affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b). The covenant set forth in this Section 5.04(b) shall terminate one year after the Closing Date.

     SECTION 5.05. Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

     (b) Each of Seller and Purchaser shall as promptly as practicable, but in no event later than seven business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement; provided that Purchaser shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any Purchaser assets or otherwise have a material adverse effect on Purchaser’s financial condition, results of operations, business or prospects.

     (c) Prior to the Closing and for a period of 12 months thereafter, each party shall, and shall cause its affiliates to, use its reasonable efforts at its own expense to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Purchaser; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

     SECTION 5.06. Expenses; Transfer Taxes. (a) Whether or not the Closing takes place, and except as set forth in Sections 5.12 and 9.03 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.05.

     (b) All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Purchaser. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. For purposes of this Agreement, “Transfer Taxes” means any transfer, sales, use, value-added, excise or similar tax and related amounts, including penalties, interest and additions imposed with respect to such amounts, incurred with respect to the transfer of the Acquired Assets.

     SECTION 5.07. Brokers or Finders. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 5.08. Collection of Receivables. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Receivables and other related items that are included in the Acquired Assets and to endorse with the name of Seller, any checks or drafts received with respect to any Receivables or such other related items. Seller shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it with respect to the Receivables and such other related items, including any amounts payable as interest.

     SECTION 5.09. Employee Matters. Purchaser shall take all steps necessary and appropriate so that at and immediately after the Closing all individuals who are employed by the Seller, including those on vacation, sick leave, personal absence, holiday, jury duty or short term disability, shall be employed by Purchaser at the same base salary, commission rate, and bonus opportunity, as in effect prior to the Closing (such employees being the “Continuing Employees”) except with respect to the compensation arrangements that shall be offered by Purchaser to David Chess. Purchaser shall not be required to employ any individual who is receiving benefits under Seller’s long term disability plan at the time of Closing and such individuals shall remain the responsibility of Seller. Seller shall reasonably cooperate with Purchaser to support Purchaser’s efforts to hire the Continuing Employees, it being understood such cooperation shall not be at any additional cost to Seller or its affiliates and shall not require Seller or its affiliates to take any actions which it deems ill advised or interferes with Seller’s unfettered discretion in handling the employer-employee relationship including its benefit and compensation programs.

     SECTION 5.10. Benefit Plan Matters. (a) Benefit Liabilities. (i) Unless otherwise specifically set forth in this Agreement to the contrary, Seller shall retain and be fully responsible for all liabilities, obligations and commitments relating to all wages, salaries and other forms of compensation and related expenses (other than bonuses) incurred or accrued on or prior to the Closing Date and all employee pension (retirement) benefits incurred or accrued under any and all plans, programs or arrangements maintained or contributed to by Seller or any affiliate on or prior to the Closing Date except for unpaid vacation pay for Continuing Employees. Unpaid vacation pay and Anticipated Bonuses (as defined below) for Continuing Employees will be accrued as a compensation expense on the Closing Balance Sheet. “Anticipated Bonuses” means the prorata portion of bonuses expected by Continuing Employees pursuant to SPPI Bonus Programs. Seller shall be responsible for worker compensation claims based on injuries occurring prior to the Closing Date and Purchaser shall be responsible for those based on injuries occurring on and after the Closing Date.

(ii) Effective as of the Closing Date, the Continuing Employees shall cease to participate in any non-pension benefit arrangements (the “Welfare Benefit Plans”) and in all pension benefit arrangements of Seller or Parent. Seller shall retain responsibility under all Welfare Benefit Plans and in all pension benefit arrangements for all costs of coverage and all amounts payable by reason of claims incurred by Continuing Employees on or prior to the Closing Date, including claims that are not submitted until after the Closing Date except for any unpaid vacation pay for Continuing Employees and subject to paragraph (iv) below. A claim shall be deemed to have been incurred on the date of occurrence of (A) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment benefits, (B) the date the employee became entitled to receive disability in the case of claims under disability benefits, or (C) the date on which the charges or expense giving rise to such claim is incurred in the case of all other claims. Purchaser shall provide for workers compensation coverage following the Closing for injuries occurring on or after the Closing Date.

(iii) Seller shall remain responsible for all record keeping and welfare benefits with respect to any employees or former employees of Seller who are, as of the Closing Date on long term disability leave and covered under Seller’s or Parent’s welfare benefit plans.

(iv) Purchaser shall be fully responsible for all such liabilities, obligations and commitments and employee benefits with respect to the Continuing Employees under Purchaser’s employee benefit plans, programs and arrangements for the period after the Closing Date. Notwithstanding the foregoing, with respect to employees of Seller who are on short term disability leave as of the Closing Date (“Potential Claimants”), Purchaser will continue Seller’s short term disability policy and agrees to assume the responsibility of Seller with respect to benefits that may be due to Potential Claimants while they are on short term disability leave and had they remained employees of Seller pursuant to, and will provide the same coverage as under, the terms of Seller’s Long Term Disability Plan.

(v) Purchaser shall not be liable for any acts of Seller or its employees or agents with respect to any employee benefit plan maintained by Seller or any affiliate of Seller. Seller shall not be responsible for any acts of Purchaser or its employees or agents with respect to any employee benefit plan maintained by Purchaser after the Closing.

     (b) Post-Closing Benefit Plans. (i) Effective as of the Closing Date, the Continuing Employees shall cease to participate under the employee benefit plans of Seller and Parent, and shall be eligible to participate under the employee benefit plans maintained or established by Purchaser in which similarly situated employees of Purchaser are generally eligible to participate and as set forth on Schedule 5.10, except if the consent of CIGNA is obtained to the assignment of Seller’s medical plan contract, Purchaser shall adopt and maintain Seller’s existing medical plan as in effect at Closing for the Continuing Employees, including waiting periods and employee copay, contribution and premium rates, through December 31, 2000 (except for such changes required by law, if any) and Purchaser will give credit to Continuing Employees for amounts applied to deductibles, copay and stop loss prior to the Closing for 2000; provided that nothing herein shall prevent Purchaser from terminating the employment of any Continuing Employee or modifying or terminating such plans (other than the medical plan for 2000) from time to time.

(ii) Purchaser shall also provide to each Continuing Employee who is terminated by Purchaser (other than for cause or nonperformance) within one year of the Closing severance benefits on terms that are no less favorable than the benefits provided by Seller under Seller’s severance plan referred to in Section 3.16(a), as in effect on the date of this Agreement; provided that no severance benefits shall be paid to any Continuing Employee with respect to a termination that would not have been covered under Seller’s severance plan; provided further that the amount of severance paid to the terminated employee who is entitled to severance hereunder shall not be less than the amount which would have been paid under Seller’s plan had the employee been employed by Seller at time of termination.

(iii) For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any Purchaser benefit plan for which a Continuing Employee may be eligible after the Closing (including for the purpose of computing benefits under Seller’s severance plan), Purchaser shall ensure that service by any such Continuing Employee with Seller, Parent and Olin Corporation and their respective affiliates pursuant to the personnel records provided by Seller or Parent shall be deemed to be service with Purchaser.

(iv) Continuing Employees who participate in Seller’s medical Flexible Spending Account (“FSA”) program will be offered the opportunity by Seller to continue their medical FSA under COBRA, provided such employee’s maximum available benefit under the medical FSA for the remainder of the plan year exceeds the amount that the medical FSA can charge such employee for COBRA continuation coverage for the remainder of the plan year. Dependent care contribution to FSA will cease at closing.

(v) Continuing Employees who participate in the Seller’s dental insurance plan will be offered the opportunity by Seller to continue their dental insurance under COBRA. If the transfer of the sponsorship of Seller’s medical plan to Purchaser effective as of the Closing, has not been approved within 30 days of the Closing by the respective insurance company, HMO or other provider, Seller will offer the Continuing Employee the opportunity to continue their medical insurance under COBRA.

     (c) 401(k) Plan. With respect to the Contributing Employee Ownership Plan in which Seller’s employees participate (the “Savings Plan”), Seller or Parent agrees that it shall be solely responsible to the Continuing Employees with respect to benefits accrued thereunder as of the Closing Date. To the extent required under the Savings Plan, Seller shall contribute to the Savings Plan, in accordance with the terms of said plan, all amounts attributable to the Continuing Employees which are owed to or under the Savings Plan as of the Closing Date. Seller shall permit the Continuing Employees to elect a distribution and rollover (including loans) of their account balance from the Savings Plan in accordance with the requirements of Section 401(k)(10) of the Code and the terms of such plan.

     (d) Compensation. Seller shall pay to its employees promptly following the Closing all wages and salaries for all periods up to the Closing Date, shall pay all payroll taxes with respect to all amounts due to Seller’s employees for all periods up to the Closing Date and shall provide fringe benefits to Seller’s employees up to the Closing Date in accordance with Seller’s established policies and procedures.

     (e) Severance Plan. Seller shall be responsible for any severance benefits or other liabilities incurred pursuant to any severance plan of Seller or any affiliated company that may arise with respect to, or as a result of the severance of the employment of the Continuing Employees with Seller or any such affiliated company in connection with the Closing; provided Purchaser pays the Continuing Employees at the same rate of pay or greater following the Closing and if not, then Purchaser shall be responsible for any such severance to such Continuing Employee.

     (f) Following the Closing, Seller will continue to be responsible for all benefits for Seller’s employees (including former employees) who are receiving long term disability payments from Seller on or prior to the Closing Date.

     (g) Stock-based awards granted on or prior to Closing under Parent’s Long Term Incentive Plan shall be the responsibility of Seller or Parent.

     (h) The SPII Bonus Program for 2000 for Continuing Employees shall be assumed by and the responsibility of Purchaser. Purchaser shall adopt and maintain such program in effect for 2000 for Continuing Employees who participate in the program on the date hereof; provided Purchaser may increase the benefits after Closing if it elects to do.

     (i) The amounts set forth on Schedule 3.16(b) shall be the responsibility of Seller.

     SECTION 5.11. Supplemental Disclosure. (a) Seller and Parent shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder and subject to the provisions of Section 6.05, any such supplemental or amended Schedule shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Purchaser.

     (b) Purchaser shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to Purchaser’s knowledge of any event or condition or the existence to Purchaser’s knowledge of any fact that would cause any of the conditions to Seller’s obligation to consummate the Acquisition not to be fulfilled.

     SECTION 5.12. Post-Closing Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser, Parent and Seller shall furnish or cause to be furnished to each other and the employees, counsel, auditors and representatives of Parent, Seller and Purchaser access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters and as is necessary or desirable in connection with the defense or settlement of the PWP Case by Seller, Olin Corporation or Parent or its designee.

     (b) After the Closing, upon reasonable written notice, Purchaser, Parent and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. Purchaser shall retain the books and records of Seller included in the Acquired Assets for a period of ten years after the Closing. After the end of such ten-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and Parent and to give Seller and Parent, at Seller’s or Parent’s cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller or Parent may select.

     (c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.12. Neither party shall be required by this Section 5.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

     SECTION 5.13. Publicity. From the date hereof and through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of the Securities Exchange Commission, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties’prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other and each of Parent and Purchaser may make such communications regarding the Acquisition to security analysts and the financial community as its determines is appropriate.

     SECTION 5.14. Records. Purchaser recognizes that certain Records may contain incidental information relating primarily to subsidiaries or divisions of Parent other than the Business and that Seller and Parent may retain copies of the relevant portions thereof.

     SECTION 5.15. Agreement Not To Compete. (a) Each of Seller and Parent understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.15 and, therefore, for a period of four years from the Closing, Parent shall not, and shall cause each of its affiliates not to, directly or indirectly:

(i) operate, own or control a business engaged in the wholesale distribution of any residential pool products through a network of small distribution, branch warehouses located in any of the States of California, Nevada and Arizona (“Competitive Activities”), except that the Parent and its affiliates may distribute any residential pool products through up to five shipping points owned or leased by Parent or any of its affiliates and located in any of these three states. For purposes of this paragraph “residential pool products” shall include, but not be limited to, pool chemicals, pool accessories, and pool equipment such as pumps, motors, filters and heaters. Nothing contained herein shall prohibit Parent or its affiliates from distributing in such states or elsewhere, pool products or chemicals manufactured, blended or marketed at any time by Parent or any of its affiliates provided such distribution is not in connection with a business prohibited under the previous sentence, however, it is understood that Parent’s current business (other than the Business) conducted by Parent and its affiliates (other than Seller) will continue after the Closing and is not prohibited by this Section 5.15. In addition, nothing herein shall prohibit Parent or its affiliates from taking a security interest in assets of third parties engaged in the wholesale distribution of a complete line of pool products to secure debts owed by such third parties to Parent or its affiliates or from taking possession of such pledged assets and operating such a business upon a bona fide default by such third party; provided that such pledged assets and related business shall be sold within one year from the date Parent or any affiliate takes possession or begins operations, whichever is earlier and

(ii) solicit, recruit or hire any employee of the Business who at the time is paid by Purchaser or any of its affiliates more than $40,000 in annual base salary, while such employee is employed in the Business or employed by Purchaser or any of its affiliates; provided the foregoing shall not prohibit Parent and its affiliates from making general solicitation or advertising for employees in any media or through any required governmental employment program or listing.

     (b) Section 5.15(a) shall be deemed not breached as a result of the ownership by Parent or any of its affiliates of: (i) less than an aggregate of 10% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; (ii) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; (iii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 15% of such person’s consolidated annual revenues and less than $50 million in sales of such person; or (iv) a person that engages directly or indirectly in Competitive Activities if such Competitive Activities account for more than 15% but less than 50% provided in such case of this clause (iv), Parent disposes of such Competitive Activities within one year of acquisition.

     (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.15(a). Purchaser shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

     SECTION 5.16. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser; provided that such waiver shall not affect the obligation of Seller under Section 8.01 to indemnify Purchaser for the Excluded Liabilities.

     SECTION 5.17. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

     SECTION 5.18. Purchase Price Allocation. Seller and Purchaser shall allocate the Adjusted Purchase Price for tax purposes among the Acquired Assets in accordance with an allocation statement (the “Allocation Statement”), which shall be agreed to by the Purchaser and Seller as soon as reasonably possible after the Closing Date, and which the parties acknowledge will be in accordance with Section 1060 of the Code. Seller and Purchaser shall each prepare and file on a timely basis Internal Revenue Service Form 8594, setting forth an allocation of such Purchase Price among the Acquired Assets in accordance with the Allocation Statement. Not less than ten (10) days prior to the filing of their respective forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. Purchaser and Seller further agree to report this transaction for federal income Tax purposes in accordance with the Allocation Statement and both Purchaser and Seller agree to act in accordance with such Allocation Statement in the course of any Tax audit, Tax review or Tax litigation. If Seller and Purchaser are unable to agree on such allocation of the Adjusted Purchase Price among the Acquired Assets, Seller and Purchaser shall elect an independent appraisal firm to determine such allocations. The conclusions of such appraisal firm shall be conclusive and binding. The fees and expenses of such appraisal firm shall be shared equally by Seller and Purchaser.

     SECTION 5.19. Supplies. Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies (collectively, the “Supplies”), that state or otherwise indicate thereon that the Business is a subsidiary, affiliate, division or unit of Parent more than 30 days after the Closing Date without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the Business is no longer a subsidiary, affiliate, division or unit of Parent. Purchaser shall not reorder any Supplies which state or otherwise indicate thereon that the Business is a subsidiary, affiliate, division or unit of Parent.

     SECTION 5.20. Names Following Closing. Promptly following the Closing, Seller shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the names Superior Pool Products, or any name that, in the reasonable judgment of Purchaser, is similar to any such name, and neither Seller nor Parent shall thereafter use those names or other names acquired by Purchaser hereunder or names confusingly similar thereto. Within 30 days of Closing, Seller shall also amend its certificate of incorporation to change its name to name not including or similar to any of the names or words “Superior Pool Products.”

     SECTION 5.21. Environmental Study. On or prior to the date hereof, Purchaser shall commission at its own expense a Phase I Environmental Study on the properties listed on Schedule 5.21 (“Studied Properties”) and shall complete such study and receive a written report of the study results within 30 days of the date hereof. Within five days of receipt of the report, Purchaser shall give a copy to Seller. Such report shall be deemed “Evaluation Material” within the meaning of the Confidentiality Agreement.

     SECTION 5.22 Insurance. Purchaser understands and acknowledges that upon Closing all insurance and indemnity coverage under programs and policies which Seller participates in with respect to the Business will cease and Purchaser will be responsible for obtaining such coverage for the Business effective with the Closing.

ARTICLE VI

Conditions Precedent

     SECTION 6.01. Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) Governmental Approvals. The waiting period under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

     (b) No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

     (c) Environmental Study. The results of the Phase I environmental study on the Studied Properties are reasonably satisfactory to both Purchaser and Parent.

     SECTION 6.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Seller in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     (b) Performance of Obligations of Seller and Parent. Each of Seller and Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     (c) Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser (including the Business) or any of its subsidiaries, or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser (including the Business) or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the Business; provided, however, that this condition shall be deemed to be waived by Purchaser as to any suit, action or proceeding (except for any suit, action or proceeding by any Governmental Entity) if Seller provides to Purchaser indemnification in form and substance reasonably satisfactory to Purchaser and its counsel with respect to any such suit, action or proceeding.

     (d) Consents. Purchaser shall have received written consents from all third parties necessary or appropriate to effect the Acquisition, other than those required with respect to the assignment of purchase orders and sales orders and other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

     SECTION 6.03. Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Parent) on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

     (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

     (c) Absence of Proceedings. There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Parent or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller or Parent.

     SECTION 6.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to cause the Closing to occur, as required by Section 5.05.

     SECTION 6.05. Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the “waiving party”) has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement, the effect of such breach is a failure of any condition to the waiving party’s obligations set forth in this Article VI and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VII

Termination, Amendment and Waiver

     SECTION 7.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Parent and Purchaser;

(ii) by Parent if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Parent;

(iii) by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv) by Parent or Purchaser, if the Closing does not occur on or prior to August 31, 2000; or

(v) by Parent or Purchaser if it reasonably determines that the other has made a material misrepresentation with respect to the representations and warranties contained in Article III when made;

provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (b) In the event of termination by Seller, Parent or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall return all documents and other material received from Seller or Parent relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Parent; and

(ii) all confidential information received by Purchaser with respect to the businesses of Seller or Parent shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

     SECTION 7.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Parent, (ii) Section 5.06 relating to certain expenses, (iii) Section 5.07 relating to finder’s fees and broker’s fees, (iv) Section 7.01 and this Section 7.02 and (v) Section 5.13 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

     SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Parent, on the other hand, may waive compliance by the other parties with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

     SECTION 8.01. Indemnification by Seller and Parent. (a) From and after the Closing, Seller and Parent, jointly and severally, shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:

(i) any breach of any representation or warranty of Seller or Parent that survives the Closing and is contained in this Agreement or in any Ancillary Agreement;

(ii) any breach of any covenant of Seller or Parent contained in this Agreement or in any Ancillary Agreement requiring performance after the Closing Date;

(iii) any Excluded Liability (other than Unknown Environmental Liabilities);

(iv) any Unknown Environmental Liabilities but only as follows: for Losses relating thereto incurred prior to the fifth anniversary of the Closing, 100% of such Losses so incurred prior to such date and for such Losses incurred thereafter, 0%; and

(v) any fees, expenses or other payments incurred or owed by Seller or Parent to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

(b) Seller and Parent shall not be required to indemnify any person, and shall not have any liability:

(i) under clauses (i) and (ii) of Section 8.01(a) (but excluding breaches for failure to make any payments required by Seller under Section 1.05 or Section 1.03(d)) unless the aggregate of all Losses for which Seller or Parent would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $125,000, and then only to the extent of any such excess;

(ii) under clauses (i) and (ii) of Section 8.01(a) (but excluding breaches for failure to make any payments required by Seller under Section 1.05 or Section 1.03(d)) for any individual items where the Loss relating thereto is less than $20,000 and such items shall not be aggregated for purposes of clause (i) of this Section 8.01(b); and

(iii) under clauses (i) and (ii) of Section 8.01(a) in excess of the Adjusted Purchase Price (except that this clause (iii) shall not apply to any willful breach of any covenant by Seller or Parent).

     (c) In the absence of common law fraud and except for injunctive relief sought for breaches of covenants, this Section VIII shall serve as the sole and exclusive remedy for damages of Purchaser, on the one hand, and Parent and Seller, on the other hand, for Losses and for any other claims in any way related to this Agreement to the exclusion of all other statutory or common law remedies (including rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or any other Environmental Law) whether based on contract, tort, strict liability or otherwise.

     SECTION 8.02. Indemnification by Purchaser. (a) From and after the Closing, Purchaser shall indemnify Seller, Parent, their affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of Purchaser that survives the Closing and is contained in this Agreement or in any Ancillary Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement requiring performance after the Closing Date, (iii) any Assumed Liability or (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Ancillary Agreement.

     (b) Purchaser shall not be required to indemnify any person, and shall not have any liability:

(i) under clauses (i) and (ii) of Section 8.02(a) (but excluding breaches for failure to make any payments required by Purchaser under Section 1.05 or Section 1.03(d)) unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $125,000, and then only to the extent of any such excess;

(ii) under clauses (i) and (ii) of Section 8.02(a) (but excluding breaches for failure to make any payments required by Purchaser under Section 1.05 or Section 1.03(d)) for any individual items where the Loss relating thereto is less than $20,000 and such items shall not be aggregated for purposes of clause (i) of this Section 8.02(b); and

(iii) under clauses (i) and (ii) of Section 8.02(a) in excess of the Adjusted Purchase Price (except that this clause (iii) shall not apply to any willful breach of any covenant by Purchaser).

     (c) In the absence of common law fraud and except for injunctive relief sought for breaches of covenants, this Section VIII shall serve as the sole and exclusive remedy for damages of Seller and Parent, on the one hand, and Purchaser, on the other hand, for Losses and for any other claims in any way related to this Agreement to the exclusion of all other statutory or common law remedies (including rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or any other Environmental Law) whether based on contract, tort, strict liability or otherwise.

     SECTION 8.03. Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. An indemnified party shall use all reasonable efforts to first recover against its insurance carriers for any Loss for which indemnification is provided under this Article VIII.

     SECTION 8.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 8.01 (a)(i) or (ii) or 8.02(i) or (ii), shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 8.06, (ii) pursuant to Section 8.01(a)(iv), shall terminate in accordance with the terms of that Section and (iii) pursuant to the other clauses of Sections 8.01 and 8.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the party to be providing the indemnification; provided further however, that with respect to claims under Section 8.01(a)(iv), the party shall have incurred the Losses in the periods specified in such Section 8.01(a)(iv).

     SECTION 8.05. Procedures. (a) Third Party Claims. In order for a party (the “indemnified party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     (b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (reasonably satisfactory to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim.

     (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 60 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

     (d) Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party.

     SECTION 8.06. Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of Article VIII and shall terminate at the close of business one year following the Closing Date except as expressly set forth in a Section and except the following Sections shall survive for the following periods after Closing: Section 1.03 for indefinitely, Section 3.14 for six years after Closing, Section 3.16(e) for six years after Closing, Section 3.05 but only with respect to title to the physical assets constituting the Acquired Assets indefinitely, Section 5.03 for ten years after Closing, Section 5.06 for ten years after Closing, Section 5.07 for six years after Closing, Section 5.08 for two years after Closing, Section 5.10 for indefinitely, Section 5.12 for indefinitely, Section 5.16 for six years after Closing, Section 5.17 for indefinitely, and Section 5.19 for indefinitely after Closing. Nothing in this Section 8.06 shall be construed as a waiver or extension of any applicable statute of limitations.

     SECTION 8.07. No Additional Representations. Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, non-income tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and Parent to discuss the Business. Purchaser acknowledges that none of Seller, Parent or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, and none of Seller, Parent or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Memorandum prepared by Parent dated December 22 ,1999 and any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.

     SECTION 8.08. Arbitration. Except for matters relating to Sections 1.01 (to the extent it relates to Section 1.05), 1.05, 5.15 and 5.18 (which sections are subject to separate arbitration procedures), in the event of any dispute, claim or disagreement involving a matter for which indemnification is sought under Section 8.01 or 8.02 by either Purchaser or Seller following the Closing, the parties shall in good faith attempt to resolve the matter in 90 days. If such matter is not resolved in that time period, such matter, upon notice by one party to the other, shall be submitted to and settled by arbitration administered by the American Arbitration Association (“AAA”) in arbitration proceedings held in New York, New York in accordance with the AAA’s applicable rules. The decision of the arbitrators shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

ARTICLE IX

General Provisions

     SECTION 9.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, Seller or Parent without the prior written consent of the other parties hereto except (i) Seller may assign any and all of its obligations at any time after the Closing to Parent without the consent of Purchaser and (ii) Purchaser may assign prior to Closing any and all of its obligations to a wholly-owned subsidiary of Purchaser provided Purchaser and such subsidiary shall be jointly and severally liable for such obligations so assigned. If consent to an assignment is not required hereunder, the party assigning the obligations shall give prompt notice to the other parties hereto. Any attempted assignment in violation of this Section 9.01 shall be void.

     SECTION 9.02. No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     SECTION 9.03. Attorney Fees. Except as expressly provided in this Agreement, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

     SECTION 9.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i)	if to Purchaser,

SCP Pool Corporation 109 Northpark Boulevard, 4th Floor Covington, LA 70433-5001 Attention: President

     with a copy to:

Jones Walker Waechter Poitevent Carrere & Denegre L.L.P. 201 St. Charles Avenue New Orleans, LA 70170-5100 Attention: Lisa M. Buchanan, Esq.; and

(ii)	if to Seller or Parent,

Arch Chemicals, Inc. 501 Merritt 7 Norwalk, CT 06851 Attention: Vice President-Strategic Development Fax No.: (203) 229-2880

     with a copy to:

Arch Chemicals, Inc. 501 Merritt 7 Norwalk, CT 06851 Attention: Vice President, General Counsel and Secretary Fax No.: (203) 229-2613

     SECTION 9.05. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     (b) For all purposes hereof:

     “affiliate” of any person means at the time of determination another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     “Environmental Liabilities” means any and all obligations and liabilities (whether investigatory, corrective, remedial or otherwise) arising under the Environmental Laws as in effect from time to time.

     “including” means including, without limitation.

     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

     “Known Environmental Liabilities”  means those Environmental Liabilities that (i) arise at any time under Environmental Laws out of a physical condition existing prior to the Closing and arising out of the operation or conduct of the Business prior to the Closing and (ii) are either (A) known to Seller as being an actual, potential, fixed, liquidated, unliquidated, contingent or conditional liability of the Business as a result of written notice received by Seller prior to the Closing from a Governmental Entity or a third party or (B) known to Seller at or prior to Closing as being potential or contingent liabilities after the Closing as a result of action or inaction by Seller occurring prior to the Closing.

     “Known to Seller,” “to Seller’s Knowledge,” or “to the knowledge of Seller” or similar phrases means in the conscious awareness of any of the following persons: David Chess, Paul Craney, Steven Giuliano, Robert Koroshetz, Robert Mulholland, Ashley Rushton or Randy Williams.

     “Known to Purchaser”, “to Purchaser’s knowledge,” or “to the knowledge of Purchaser” or similar phrases mean for purposes of Section 4.06, 5.11 and 6.05 in the conscious awareness of Lisa Buchanan, Manuel Perez de la Mesa, Craig Hubbard, Don Meyer, Pat Finger and W. B. Sexton.

     “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

     “Unknown Environmental Liabilities” means Environmental Liabilities that arise (i) following the Closing under Environmental Laws out of a physical condition existing prior to Closing and arising out of the operation or conduct of the Business prior to the Closing and (ii) are not Known Environmental Liabilities.

     SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 9.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

     SECTION 9.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

     SECTION 9.09. Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of Purchaser, Seller and Parent further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each of Purchaser, Parent and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     SECTION 9.11. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

     IN WITNESS WHEREOF, Seller, Parent and Purchaser have duly executed this Agreement as of the date first written above.

ARCH CHEMICALS, INC.,

by /s/ Paul J. Craney Name: Paul J. Craney Title: Vice President, Strategic Development

SUPERIOR POOL PRODUCTS, INC.

by /s/ Sarah A. O’Connor Name: Sarah A. O’Connor Title: Vice President

SCP POOL CORPORATION

by /s/ Manuel J. Perez de la Mesa Name: Manuel J. Perez de la Mesa Title: President

INDEX TO SCHEDULES

Schedule 1.01 (b)(1) – Sample Balance Sheet
Schedule 1.01 (b)(2) – Customer Rebates Accrual
Schedule 1.02 (b) – Excluded Assets
Schedule 3.04 – Financial Statements
Schedule 3.05 – Liens
Schedule 3.06 – Real Property
Schedule 3.08 – Contracts
Schedule 3.09 – Inventory
Schedule 3.10 – Fixed Asset Listing
Schedule 3.12 – Permits
Schedule 3.14 – Taxes
Schedule 3.15 – Proceedings
Schedule 3.16 (a) – Pension/Benefit Plans
Schedule 3.16 (b) – Benefits Paid on Sale of Business
Schedule 3.16 (g) – Short Term Disabled
Schedule 3.17 – Absence of Changes or Events
Schedule 3.18 – Compliance with Applicable Laws
Schedule 3.19 – Employee and Labor Matters
Schedule 3.20 – Transactions with Affiliates
Schedule 3.21 – Top Ten Suppliers
Schedule 3.23 – Absence of Undisclosed Liabilities
Schedule 3.24 – Officers and Directors
Schedule 3.26 – Product Liability
Schedule 3.27 – Names and Locations
Schedule 5.01 – Covenants of Seller and Parent Relating to Conduct of Business
Schedule 5.10 – Benefit Plan Matters
Schedule 5.21 – Environment Study

Asset Purchase Agreement Schedules Page 1 of 3

Schedule 1.01 (b)(1)

Dr. (Cr.)	SPPI G/L @ 3/31/00	Adjustments Per Contract		Final as of 3/31/00
ASSETS
Petty Cash	6,600			6,600
Cash-Wachovia	(2,471,284)	2,471,284	(A)	—
Cash-Bank of America	481,979	(481,979	)(1)	—
A/R Gross	5,254,563			5,254,563
A/R Reserves	(111,692)			(111,692)
Other A/R	121,980			121,980
Vendor Rebates	(71,394)			(71,394)
Vendor Receivables	39,104			39,104
Inventory, Gross	13,482,685			13,482,685
Inventory, Reserves	(503,465)			(503,465)
Prepaid, Insurance	1,360			1,360
Prepaid, Other	13,911			13,911
Office Supplies	6,711			6,711
PP&E, Gross	1,258,561			1,258,561
Allowance For Depreciation	(1,106,034)			(1,106,034)
O.N.C. Assets*	63,833			63,833

Total Assets	16,467,418			18,456,723

Asset Purchase Agreement Schedules

Schedule 1.01 (b)(1) (continued)

Dr. (Cr.)	SPPI G/L @ 3/31/00	Adjustments Per Contract		Final as of 3/31/00
LIABILITIES
Accrued Inventory	160,415			160,415
A/P Trade	6,378,926			6,378,926
Special Order Deposit	21,246			21,246
VIP Customer Rebates	172,188			172,188
A/P, Other	36,457			36,457
Accrued Salaries/Wages	42,356	(42,356	)(2)	—
Accrued Commissions	5,992	(5,992	)(2)	—
Accrued Bonus Incentives	26,927	10,000	(7)	36,927
Accrued Vacation	—	200,000	(5)	200,000
Accrued Workers Comp	113,158	(113,158	)(4)	—
Accrued Business Insurance	52,020			52,020
Accrued Property Taxes*	15,501			15,501
Accrued Medical Insurance*	(33,794)			(33,794)
SPEC Payable	462			462
Accrued Expense - A/P	120,239			120,239
Accrued Expense-Advertising	(160,398)			(160,398)
Sun 5% TL Accrual	16,205			16,205
Other Advertising Accrual	156			156
Accrued Federal Income Tax	10,277	(10,277	)(3)	—
California mil Tax Payments	8,195	(8,195	)(3)	—
Accrued Sales & Use Taxes	336,118	(336,118	)(3)	—
I/C Rec. Arch	(8,457,795)	8,457,795	(6)	—

Total Liabilities	(1,135,149)			7,016,550

Net Asset Value	$17,602,567			$11,440,173

Asset Purchase Agreement Schedules      Page 3 of 3

Schedule 1.01 (b)(1) (continued)

Footnotes

*	Per Section 1.03(d): Amounts represent expenses/prepayments that will be apportioned between purchaser and seller. To the extent such adjustments apportionments are made, an equal adjustment shall be made to the final “net asset value”.

(A)	Outstanding checks (negative cash) represent an “excluded liability”. However, for purposes of calculating the Additional Amount, such outstanding checks will be included in the calculation of net assets.

(1)	Per 1.02(b); Cash is an “excluded asset”.

(2)	Per 5.10; Seller is responsible for all liabilities for wages and salaries prior to the closing date, represents an “excluded liability”.

(3)	Per 1.03(b)(iv); Seller is responsible for all “taxes”prior to the closing, represents an “excluded liability”.

(4)	Per 5.10; Seller is responsible for all workers compensation claims incurred prior to the closing, represents an “excluded liability”.

(5)	Per 5.10; Purchaser is responsible for unpaid vacation pay as of closing date, represents an “assumed liability”. Represents an estimate as of March 31, 2000.

(6)	Per 1.02(b)(ix); Intercompany accounts with Parent are “excluded assets”.

(7)	Per 5.10 (h); Purchaser is responsible for Dave Chess Bonus as of closing date, represents an “assumed liability”. Represents an estimate as of March 31, 2000.

Asset Purchase Agreement Schedules

Schedule 1.01 (b)(2)

CUSTOMER REBATES ACCRUAL EXCEPTIONS TO ACCRUAL (ADJUSTMENTS - ADDED)

CUSTOMER #	CUSTOMER NAME	CALCULATION

54-24580	Mission Valley	Gross Sales x 2.0% = Adjustment
56-32301	Shaffer Pools, Inc.	Gross Sales x 6.5% = Adjustment

Asset Purchase Agreement Schedules

Schedule 1.02 (b)

EXCLUDED ASSETS

None

Asset Purchase Agreement Schedules

Schedule 3.04

FINANCIAL STATEMENTS

Superior Pool Products, Inc.

1)	Balance Sheet (Consolidated SPPI) as of December 31, 1998 and 1999

2)	Statement of Operations (Consolidated SPPI) for the Years ended December 31, 1999, 1998 and 1997

Asset Purchase Agreement Schedules

Schedule 3.05

LIENS

Financing Statements

LIEN HOLDER	EQUIPMENT	SERIAL NUMBER

Nissan Motor Acceptance Corp.	1996 Nissan Forklift	C30KLP, S/N 903187
Nissan Motor Acceptance Corp.	1996 Nissan Forklift	P30KLP, S/N 901043
Nissan Motor Acceptance Corp.	1996 Nissan Forklift	C30KLP, S/N 903188
Material Handling Supply, Inc.	Nissan Forklift	P-30KLP, S/N 900949, 900962
Nissan Motor Acceptance Corp.	Nissan Forklift	P-30KLP, S/N 901276
Nissan Motor Acceptance Corp.	Nissan Forklift	JP-30KLP, S/N 9G0173
Associate Leasing, Inc.	Nissan Forklift	JP-30LP, S/N 9G0317

Asset Purchase Agreement Schedules Page 1 of 3

Schedule 3.06

REAL PROPERTY

Leases

LOCATION	LESSOR	TERM OF LEASE
1. San Diego
Building	Mission Gorge Development*	7/1/1999 - 6/30/2004
4737 Old Cliffs Road
San Diego, CA

2. Van Nuys
Building & Land	Harry Selvin and Gerelda Selvin*	1/1/1999 - 12/31/2003
14768 Raymer Street
Van Nuys, CA

3. Canoga Park
Building	Howard Gluck and Marilynn Gluck*	3/1/2000 - 2/29/2005
8039 Deering Avenue
Canoga Park, CA

4. Cerritos
Office & Warehouse	JMB Income Properties, Ltd.*	8/31/1996-12/31/2000
16708 S. Parkside Avenue
Cerritos, CA

5. Monrovia
Building & Land	Sealco Air Controls, Inc.*	7/1/1999 - 6/30/2004
509 Fig Avenue
Monrovia, CA

6. San Diego
Building	Gregory K. Wilson and Harold Stephens*	3/1/1998 - 12/31/2002
5805 Fairmount Extension
San Diego, CA

7. Palm Springs
Warehouse (2)	David and Geraldine Lyons	Month-to-Month
507 Sunny Dunes Road
Palm Springs, CA

Asset Purchase Agreement Schedules Page 2 of 3

Schedule 3.06 (continued)

REAL PROPERTY

LOCATION	LESSOR	TERM OF LEASE
8. Escondido
Building & Land	Clarence & Phyllis Smith*	1/1/1996 - 12/31/2000
1916 Commercial Street Escondido, CA

9. El Cajon
Office & Warehouse	John W. Gibson*	6/1/1999 - 5/31/2002
349 South Marshall Avenue
El Cajon, CA

10. Ontario, CA
Industrial Building	Stubblefield Pacific,	6/1/1999 - 5/31/2004
1410 Cucamonga Avenue	a JV of Royal Pacific Developers and
Ontario, CA	Stubblefield Construction*

11. Grand Terrace
Building	C-Y Development Co.*	7/1/1997 - 5/30/2002
2060 Commerce Way
Grand Terrace, CA

12. Cathedral City
Building	Hetzner Family Trust*	3/1/1999 - 1/31/2002
68370 Commercial Road
Cathedral City, CA

13. Palm Desert
Industrial Suite	Robert L. Green, Jon Terence Green,	10/1/1999 - 9/30/2004
75-100 Mayfair Drive	Estate of Herschel B. Green and the
Palm Desert, CA	Mildred M. Green Trust*

14. Newbury Park
Building	1200 Lawrence Drive, Ltd.*	5/1/1998 - 4/30/2001
1200 Lawrence Drive Unit 400
Newbury Park, CA

Asset Purchase Agreement Schedules Page 3 of 3

Schedule 3.06 (continued)

REAL PROPERTY

LOCATION	LESSOR	TERM OF LEASE
15. Anaheim
Building	Catellus Development Corp.*	5/1/1997 - 4/30/2002
4900 Landon Drive
Anaheim, CA

16. Las Vegas
Building	Schuster Street Office/Warehouse, LLC*	8/1/1998 - 7/31/2001
6500 South Schuster St
Las Vegas, NV

17. Phoenix
Storeroom & Parking	Gene Tang Investments, Ltd.*	4/1/1998 - 3/31/2001
Areas
6036 North 16th Street
Phoenix, AZ

18. Tucson
Building	Keenan Investment Co.*	4/1/99 - 3/31/2003
2801 N. Flowing Wells Road Tucson, AZ

19. Scottsdale
Office	Kertam Corporation*	5/1/2000 - 4/30/2003
7800 Pierce Street Scottsdale, AZ

20. Deer Valley
Office	Trustees of the Estate of James Campbell*	8/1/1997- 7/31/2002
18201 North 25th Avenue Suite A
Phoenix, AZ

*Requires Consent to Assign

Asset Purchase Agreement Schedules Page 1 of 3

Schedule 3.08

CONTRACTS

Lessor	Year	Make	Vehicle ID#	SPPI Location
Ryder Truck Rental, Inc.*	1998	Mack	1M1AA12Y5WW095736	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K3W003860	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K6W7003822	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K8W7003868	California
Ryder Truck Rental, Inc.*	1998	INT’L	LHTSCABM1WH57727	Nevada
Ryder Truck Rental, Inc.*	1999	ISUZU	JALC4B142X7010625	Nevada
Ryder Truck Rental, Inc.*	1998	ISU	JALL4B1K5W7003939	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1KXW7003905	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K9W7003720	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K0W7003752	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K8W7003790	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K7W7003778	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K1W7003758	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K3W7003714	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K3W7003700	California
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM2WH575719	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K8W7003725	California
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM3WH575728	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1KXW7003869	California
Ryder Truck Rental, Inc.*	1998	ISU	JALC4B1K7W7003893	California
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM7WM566733	Arizona
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM0WH586752	Arizona
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM9WH586751	Arizona
Ryder Truck Rental, Inc.*	1999	INT’L	1HTSCABM2XH586754	Arizona
Ryder Truck Rental, Inc.*	1998	INT’L	1HTSCABM2WH586753	Arizona
Ford Motor Credit Co. *	1999	Ford	1FTNF20L9XED35278	California

Asset Purchase Agreement Schedules Page 2 of 3

Schedule 3.08 (continued)

CONTRACTS

Lessor	Year	Make	Vehicle ID#	SPPI Location
Ford Motor Credit Co.*	1999	Ford	1FTNF20L2XEC97991	California
Ford Motor Credit Co.*	1999	Ford	1FTNF20L9XEE20105	California
Ford Motor Credit Co.*	1999	Ford	1FTNF20L0XEE41618	California
Ford Motor Credit Co.*	1999	Ford	1FTNF20L0XEE37441	California
Ford Motor Credit Co.*	1999	Ford	1FTNF20L8XEC90639	California
Ford Motor Credit Co.*	2000	Ford	1FTN20L3YEA09719	California
Ford Motor Credit Co.*	2000	Ford	1FTNF20L4YEB08226	Arizona
Ford Motor Credit Co.*	1999	Ford	1FTNF20L3XED61648	Nevada

* Requires Consent to Assign

CONTRACT HOLDER	TYPE OF CONTRACT

CIGNA*	Fully Insured HMO/PPO

Robert T. Dorris & Associates	Employee Assistance Program

Assured Transportation & Delivery, Inc.**	Personnel Services Agreement

The Santa Cruz Operation, Inc. ***	Computer Software License Agreement

* Requires Consent to Assign

** Contract Cannot be Assigned

*** Consent Required unless certain procedures are followed

Asset Purchase Agreement Schedules Page 3 of 3

Schedule 3.08 (continued)

CONTRACTS

LESSOR	TYPE	TERM
Cannon Financial Services, Inc.*	Copier Lease	Dated, 1/10/97 - 60 Mos.
AT & T Capital Corp.*	Telephone	Dated, 9/1/98 - 24 Mos.
AT & T Capital Corp.*	Telephone	Dated, 6/11/97 - 48 Mos.
AT & T Credit Corp.*	Telephone	Dated, 6/11/97 - 48 Mos.
AT & T Capital Corp.*	Telephone	Dated, 1/19/98 - 48 Mos.
AT & T Capital Corp.*	Telephone	Dated, 4/25/97 - 48 Mos.
Lucent Technologies, Inc.*	Telephone	Dated, 2/2/99 - 48 Mos.
Lucent Technologies, Inc.*	Telephone	Dated, 9/22/97 - 48 Mos.
AT & T Capital Corp.*	Telephone	Dated, 5/8/98 - 48 Mos.
AT & T Capital Corp.*	Telephone	Dated, 1/15/99 - 24 Mos.
Lucent Technologies, Inc.*	Telephone	Dated, 1/28/00 - 48 Mos.

*Requires Consent to Assign All Purchase Orders and Sales Orders are not assignable.

Asset Purchase Agreement Schedules

Schedule 3.09

INVENTORY

Not applicable.

Asset Purchase Agreement Schedules

Schedule 3.10

FIXED ASSET LISTING ($10,000 OR MORE)

Asset No.	Description	Date of Purchase	Purchase Price	Accumulated Depreciation	Net Value
1-40127A	48' 1989 MONO TRAILER	7/97	12,607	6,303	6,303
01-10025A	FORKLIFT P3000	6/82	13,693	13,693	—
01-40027A	RACK SYSTEM - B & G ENTER	11/78	22,554	22,554	—
50-60110A	1981 DATSUN FORKLIFT	8/81	11,872	11,872	—
55-60100A	1980 DATSUN FORKLIFT P2000	6/80	10,497	10,497	—
69-60185A	TOYOTA FORKLIFT	4/94	11,583	11,583	—
58-60098A	1980 DATSUN FORKLIFT P2000	3/80	11,253	11,253	—
03-10015A	FORKLIFT DATSUN P2700	1/83	12,365	12,365	—
03-40003A	WAREHOUSE RACKS	2/79	11,253	11,253	—
01-10036A	FORKLIFT P5000	11/83	18,278	18,278	—
01-10026A	FORKLIFT P 3000	4/82	13,605	13,605	—
68-60184A	NISSAN FORKLIFT	3/94	15,272	15,272	—
01-030578	ELECTRONIC MAIL SYSTEM	10/96	11,418	6,661	4,758
01-30019A	MISC INTERIOR DESIGN (PORTRAITS)	1/79	28,148	28,148	—
01-30185A	EDP SYSTEM UPGRADE EQPT	1/89	65,487	65,487	—
01-30548A	CANNON COPIER	7/94	13,994	13,994	—
01-30552A	COMPUTER SYSTEM	7/94	18,547	18,547	0
01-30604A	UPGRADE FOR PHONE AND VOICE MAIL	10/99	11,309	377	10,932
01-30605A	UPGRADE BRANCH OPERATING SYS	10/99	18,509	617	17,892
59-30597A	STORAGE RACKS/BIN BOX	6/97	15,342	7,526	7,816
61-03602A	STORAGE RACKS/SHELVING	3/99	11,836	1,973	9,864
63-03601A	STORAGE RACKS/SHELVING	2/99	12,095	2,016	10,079
68-30543A	STORAGE RACKS/SHELVING	4/94	13,842	13,842	—
67-30529A	STORAGE RACKS - BINS	2/92	10,722	10,722	—
68-30541A	SHELVING	3/94	15,896	15,896	—
01-20116A&B	CHLORINE STORAGE ROOM	12/91	102,963	102,963	—
02-20114A	TENANT IMPROVEMENTS 4/91	5/91	15,000	15,000	—
58-20115A	TENANT IMPROVEMENT-CHLR RM	5/91	25,000	25,000	—
63-20144A	TENANT IMPROVEMENTS	2/99	17,835	7,431	10,404
64-20091A	3 SWAMP COOLERS	6/86	11,573	11,573	—
65-20143A	HAZARDOUS MAT’L STORAGE RM	8/98	35,316	16,677	18,639
68-20129A	TENANT IMPROVMENTS	6/94	22,392	22,392	—

Asset Purchase Agreement Schedules Page 1 of 5

Schedule 3.12

PERMITS

Hazardous Waste Permits

1.	Canoga Park - Hazardous Waste and Hazardous Materials Management Program
2.	Cerritos - Los Angeles County Fire Dept. Hazardous Materials Storage
3.	Monrovia - Los Angeles County Fire Dept. Hazardous Materials Disclosure Program
4.	Palm Springs - County of Riverside Hazardous Materials Certificate
5.	Escondido - County of San Diego Dept. Hazardous Materials Handling
6.	El Cajon - County of San Diego Hazardous Materials Handling
7.	Ontario - San Bernardino County Fire Dept. Hazardous Materials Storage
8.	Ontario - Fire Safety Control Bureau Hazardous Materials Storage
9.	Grand Terrace - San Bernardino County Fire Dept. Hazardous Materials Storage
10.	Cathedral City - County of Riverside Hazardous Materials
11.	Palm Desert - County of Riverside Hazardous Materials Handling
12.	Las Vegas - Nevada Hazardous Materials Storage
13.	Newbury Park - County of Ventura Hazardous Materials Handling
14.	Anaheim - U. S. Dept. of Transportation Hazardous Materials Registration
15.	San Diego - County of San Diego Hazardous Materials Certificate
16.	Anaheim - California Highway Patrol Hazardous Materials Transportation License

Asset Purchase Agreement Schedules Page 2 of 5

Schedule 3.12 (continued)

PERMITS

Business Permits

1.	California State Board of Equalization - Van Nuys Seller’s Permit
2.	California State Board of Equalization - Canoga Park Seller’s Permit
3.	California State Board of Equalization - Palm Springs Seller’s Permit
4.	California State Board of Equalization - Escondido Seller’s Permit
5.	California State Board of Equalization - El Cajon Seller’s Permit
6.	California State Board of Equalization - Cerritos Seller’s Permit
7.	California State Board of Equalization - San Diego Seller’s Permit
8.	California State Board of Equalization - Ontario Seller’s Permit
9.	California State Board of Equalization - Cathedral City Seller’s Permit
10.	California State Board of Equalization - Newbury Park Seller’s Permit
11.	California State Board of Equalization - Anaheim Seller’s Permit
12.	California State Board of Equalization - Monrovia Seller’s Permit
13.	California State Board of Equalization - Grand Terrace Seller’s Permit
14.	California State Board of Equalization - Palm Desert Seller’s Permit

Asset Purchase Agreement Schedules Page 3 of 5

Schedule 3.12 (continued)

PERMITS

Business Licenses

1.	City of Los Angeles - 1999 Van Nuys Annual Tax Renewal Form
2.	City of Los Angeles - 1999 Van Nuys Fire Permit, 558977-35
3.	City of Los Angeles - 2000 Van Nuys Security Alarm Permit
4.	City of Los Angeles - 1999 Canoga Park Fire Permit, 559111-97
5.	City of Los Angeles - 2000 Canoga Park Security Alarm Permit
6.	City of Los Angeles - Canoga Park Business Tax Certificate
7.	City of Los Angeles - 1999 Canoga Park Annual Tax Renewal Form
8.	City of Palm Springs - 2000 Business License
9.	City of Palm Springs - Palm Springs Sign Permit, #1082
10.	City of Escondido - Business License, #082861
11.	City of Escondido - Security Alarm Permit
12.	City of El Cajon - 2000 Business License, #81696
13.	City of El Cajon - Security Alarm Permit
14.	City of Cerritos - Business License, #014453
15.	City of Stanton - Notice of Business License Due, #1866
16.	City of Buena Park - Annual Business Tax
17.	City of Fountain Valley - Business License
18.	City of Buena Park - Annual Business Tax
19.	City of Fountain Valley - Business License, #66443
20.	City of Covina - 2000 Monrovia Business License

Asset Purchase Agreement Schedules Page 4 of 5

Schedule 3.12 (continued)

PERMITS

Business Licenses

21.	City of Monrovia - 2000 Business License, #BA019870
22.	City of Alhambra - 2000 Monrovia Business Tax #714721
23.	City of La Mesa - 2000 San Diego Business License, #001322
24.	City of San Diego - Business Tax, #93003435
25.	City of Ontario - 2000 Business License
26.	City of Rancho Cucamonga - 2000 Business Certificate
27.	City of Riverside - 1998 Business Tax
28.	City of Grand Terrace - 2000 Business Tax
29.	City of Banning - 2000 Grand Terrace Business Tax
30.	City of Riverside - 2000 Grand Terrace Business Tax
31.	City of Phoenix - 2000 Privilege License, #86028085
32.	State of Arizona - Phoenix Tax License
33.	City of Tucson - 2000 Annual Sign Permit Invoice
34.	City of Tucson - 2000 Occupational Business License
35.	City of Scottsdale - 2000 Privilege Tax License, #109891
36.	City of Cathedral City - 1999 Business License, #003187
37.	City of Palm Desert - 2000 Business License
38.	Clark County - Application for Renewal of Gross Revenue License
39.	City of Thousand Oaks - 2000 Newbury Park Business Tax, #03364
40.	City of Anaheim - 1999 Business Tax Certificate

Asset Purchase Agreement Schedules Page 5 of 5

Schedule 3.12 (continued)

PERMITS

Business Licenses

42.	City of Phoenix - 2000 Deer Park Privilege License #94002849
43.	Arizona Dept. of Revenue City of Phoenix - Privilege Tax License, #07-332701
44.	City of Las Vegas, State of Nevada - 2000 Las Vegas Pesticide Certificate of Registration
45.	City of Las Vegas, Clark County - Certificate of Occupancy #001816
46.	Anaheim, California Dept. of Motor Vehicles - Anaheim Motor Carrier Permit , 0001927

Asset Purchase Agreement Schedules

Schedule 3.14

TAXES

None

Asset Purchase Agreement Schedules

Schedule 3.15

PROCEEDINGS

Pool Water Products, et al v. Olin Corporation, et al.
(SA CV 92-563AHS)

OPEN WORKERS’ COMPENSATION CLAIMS

Blakely, Gregory
Delazzer, David
DePalma, Isadore
Lavioletta, Troy
Schoeffling, Thomas
Scott, David E.
Zander, Ward

NOTICE OF CRIMINAL COMPLAINT FILING

Letter from the Office of the City Attorney, Los Angeles, California, dated June 6, 2000, charging Superior Pool Products, Inc. with a violation of Vehicle Code Section 34506(b), a misdemeanor, arising out of an incident on June 9, 1999 relating to the transportation of hazardous materials.

Asset Purchase Agreement Schedules

Schedule 3.16 (a)

PENSION/BENEFIT PLANS

Seller Pension Plans

Olin Contributing Employee Ownership Plan
Arch Employees Pension Plan
Arch Supplementary and Deferral Benefit Pension Plan

Seller Benefit Plans

Medical Benefits - Cigna HMO/PPO
Arch Employees Dental Plan - Delta Dental
Arch Life Insurance Plan - Metropolitan Life Insurance
Arch Accidental Death and Dismemberment Plan - The Hartford
Arch Disability Plans (Short Term and Long Term Disability) - Liberty Mutual
Group Universal Life Insurance Plan - Metropolitan
METPAY (Group Homeowners and Automobile Insurance) - Metropolitan
Employee Assistance Plan - R.T. Dorris & Associates
Arch Flexible Spending Account - The TPA
Key Executive Life Insurance Plans - Pacific Life (W. Lynch and Associates)
Tuition Aid Program
SPPI Severance Plan
SPPI Vacation Policy
Arch Travel Accident Plan
Arch Workers Compensation Plan
Arch Chemicals, Inc. Employee Deferral Plan
Arch Chemicals, Inc. Long Term Incentive Plan
SPPI Bonus Programs

Asset Purchase Agreement Schedules

Schedule 3.16 (b)

BENEFITS PAID ON SALE OF BUSINESS

The following bonuses are to be paid as a result of the sale of the Superior Pool Products Business if certain conditions are met:

Employee Name	Bonus Amount
David Chess	$100,000 + % of Final Net Sale Price
Randy Williams	$50,000
Bob Mulholland	$45,000
Larry Lamers	$45,000
Barbara Belyea	$30,000
These bonuses are separate from the Superior’s 2000 bonus plan.

Asset Purchase Agreement Schedules

Schedule 3.16 (g)

SHORT TERM DISABLED

Timothy O’Connell Shelly Zeck Diane Saunders

Asset Purchase Agreement Schedules

Schedule 3.17

ABSENCE OF CHANGES OR EVENTS

None

Asset Purchase Agreement Schedules

Schedule 3.18

COMPLIANCE WITH APPLICABLE LAWS

1. August 11, 1999 Citation and Notification of Penalty issued by the State of California Division of Occupational Safety and Health

Inspection Site: 1200 Lawrence Drive, Newbury Park, CA 91320

Violation: Employer did not include in their injury and illness prevention program written documentation and training on employee exposure to vehicle traffic in the parking lot.

Certification signed by David Chess, President, Superior Pool Products, Inc., dated August 16, 1999 that all unsafe conditions listed in the Division’s citation, dated August 11, 1999 have been corrected. Additional fine of $110.00 paid to CAL/OSHA.

2. NOTICE OF CRIMINAL COMPLAINT FILING

Letter from the Office of the City Attorney, Los Angeles, California, dated June 6, 2000, charging Superior Pool Products, Inc. with a violation of Vehicle Code Section 34506(b), a misdemeanor, arising out of an incident on June 9, 1999 relating to the transportation of hazardous materials.

Asset Purchase Agreement Schedules

Schedule 3.19

EMPLOYEE AND LABOR MATTERS

1. Nadine West v. Superior Pool Products, Inc. (DFHE# E-9798-K-1326-00f)

Letter dated May 7, 1998 from the California Department of Fair Employment and Housing enclosing a copy of the complaint in which plaintiff alleged that her position was eliminated while she was on medical leave in violation of the California Family Rights Act.

Case settled June 10, 1998.

2. Laura A. Dell Amico v. Superior Pool Products, Inc., (Case No. 13-20332-001)

Suit in which plaintiff alleged she did not receive overtime wages earned from January 4, 1996 to September 1, 1997 was filed with the California Labor Commissioner of the State of California, dated June 16, 1999, and served on Superior Pool Products, Inc.

The Commissioner awarded plaintiff wages and interest in the amount of $1,992.25. A check was issued in the same amount and mailed to plaintiff on July 2, 1999.

3. Notice of Claim and Conference, dated June 2, 2000 from the Labor Commissioner, State of California, Department of Industrial Relations. A former employee, Daniel Ingraham alleges non payment of six days of accrued vacation pay in the amount of $146.17 as well as additional wages accrued pursuant to Labor Code Section 203 as a penalty, at the rate of $146.17 per day until paid, but not to exceed thirty days.

Asset Purchase Agreement Schedules

Schedule 3.20

TRANSACTIONS WITH AFFILIATES

Services Provided by Arch Chemicals, Inc.

HUMAN RELATIONS/PAYROLL

-	The payroll and human resource management functions are processed through Arch’s contract with Olin using Peoplesoft. It is administered locally.

RISK MANAGEMENT

     All insurance coverage is under Arch’s policies

TREASURY FUNCTION

-	Bank accounts and cash management are managed by the Arch Treasury department.

MEDICAL RECORDS

-	All medical records are maintained at Arch’s Medical department.

MIS - E-MAIL/MICROSOFT OFFICE/TELECOMMUNICATIONS

-	The local e-mail system is currently linked through Arch’s e-mail exchange. The Microsoft Office software 2000 program is licensed to Arch. Long distance telephone service is supplied through Arch/ATT contract.

LEGAL

-	Arch provides legal support.

Product Purchased from Arch

The following was the sales value of the products purchased from Arch during 1999:

HTH Brand Products $61,006

Asset Purchase Agreement Schedules

Schedule 3.21

TOP TEN SUPPLIERS

SUPPLIER	PURCHASES ($000)
PAC FAC, INC. WEST	18,384
HAYWARD POOL PRODUCTS	7,256
AQUA CLEAR INDUSTRIES	6,571
WATERPIC TECHNOLOGIES	4,922
HASA, INC	4,570
STA-RITE INDUSTRIES	2,571
RAYPAK INC	2,022
UNICEL - MEISSNER	1,914
POLARIS POOL SYSTEMS	1,529
A.O. SMITH CORP	1,134

Asset Purchase Agreement Schedules

Schedule 3.23

ABSENCE OF UNDISCLOSED LIABILITIES

None

Asset Purchase Agreement Schedules

Schedule 3.24

OFFICERS AND DIRECTORS

OFFICERS

James A. Rushton, Chairman of the Board and Chief Executive Officer
David A. Chess, President
Sarah A. O’Connor, Vice President and Assistant Secretary
Joseph P. Lacerenza, Secretary
W. Paul Bush, Treasurer
Phyllis K. Hartford, Assistant Treasurer
Randy Williams, Assistant Treasurer
Carl G. Seefried, Jr., Assistant Secretary

BOARD OF DIRECTORS

James A. Rushton, Director
David A. Chess, Director
Louis S. Massimo, Director

Asset Purchase Agreement Schedules

Schedule 3.26

PRODUCT LIABILITY

None

Asset Purchase Agreement Schedules

Schedule 3.27

NAMES AND LOCATIONS

- C A L I F O R N I A -

CORPORATE OFFICE
4900 E. Landon Drive
Anaheim, CA 92807
(714) 693-8035
(714) 693-8048 Fax
SYEA 30-673306-0012-OHB

#01 WAREHOUSE
4900 E Landon Dr Dept W
Anaheim, CA 92807
(714) 693-8035
(714) 693-8720 Fax
SYEA 30-673306-0012-OHB

#50 VAN NUYS
14768 Raymer Street
Van Nuys, CA 91406
(818) 782-2721
(818) 782-4808 Fax
SYAC 30-673306-0001-OHB

#51 CANOGA PARK
8039 Deering Avenue
Canoga Park, CA 91304
(818) 340-7624
(818) 340-0119 Fax
SYAC 30-673306-002-OHB

#52 CERRITOS
16708 S. Parkside Ave
Cerritos, CA 90703
(714) 523-8312
(562) 404-9909
(562) 921-5030 Fax
SYAD 30-673306-0003-OHB

#53 MONROVIA
509 Fig Street
Monrovia, CA 91016
(626) 358-4426
(626) 359-0396 Fax
SYAP 30-673306-0004-OHB

#54 SAN DIEGO
5805 Fairmount Extension
San Diego, CA 92120

#54 SAN DIEGO -Current
4737 Old Cliffs Road
San Diego, CA 92120
(619) 283-2066
(619) 282-8067 Fax
SYFH 30-673306-0013-OHB

#55 PALM SPRINGS
507 Sunny Dunes Road
Palm Springs, CA 92264
(760) 325-6555
(760) 323-1798 Fax
SYEHC303-673306-0005-OHB

#56 ESCONDIDO
1916 Commercial Street
Escondido, CA 92029
(760) 489-0255
(760) 489-1608 Fax
SYAP 30-673306-0006-OHB

#57 EL CAJON
349 S. Marshall Avenue
El Cajon, CA 92020
(619) 447-2466
(619) 447-2381 Fax
SYFH 30-673306-0007-OHB

#58 ONTARIO
1410 S. Cucamonga Avenue
Ontario, CA 91761
(909) 923-3600
(909) 923-3604 Fax
SYEHA-673306-0008-OHB

#59 GRAND TERRACE
22060 Commerce Way
Grand Terrace, CA 92313
(909) 825-3500
(909) 825-3888 Fax
SY0HB 306773306-00015-EH

#63 CATHEDRAL CITY
68370 Commercial Road
Cathedral City, CA 92234
(760) 321-6005
(760) 321-2294 Fax
SY0HB 306773306-00016-EH

#64 PALM DESERT
75100 B Mayfair Drive
Palm Desert, CA 92211
(760) 568-9661
(760) 773-5975 Fax
SYEHC30-673306-0009-OHB

#66 NEWBURY PARK
1200 Lawrence Dr, #400
Newbury Park, CA 91320
(805) 498-9945
(805) 499-3574 Fax
SYAR 30-673306-0011-OHB

#67 ANAHEIM
4900 E Landon Dr, Dept B
Anaheim, CA 92807
(714) 693-3600
(714) 693-8720 Fax
SYEA 30-673306-0012-OHB

#69 HARBOR CITY
24040 S. Frampton Ave.
Harbor City, CA 90710
SYEA 30-6773306-0014-OHB

- N E V A D A -

#65 LAS VEGAS
6595 S. Schuster Street
Las Vegas, NV 89118
(702) 914-7444
(702) 914-1969 Fax
56 3062272

- A R I Z O N A -

#60 PHOENIX
1530 E. Bethany Home Rd
Phoenix, AZ 85014
(602) 263-1130
(602) 265-6868 Fax
07-332701-C

#61 TUCSON
30 E. Alturas Road
Tucson, AZ 85705

Asset Purchase Agreement Schedules

Schedule 3.27 (continued)

NAMES AND LOCATIONS

- A R I Z O N A (cont)

#61 TUCSON - Current
2801 N. Flowing Wells Rd.
Tucson, AZ 85705
(520) 884-9010
(520) 624-3411
07-332701-C

#62 SCOTTSDALE
7800 E. Pierce Street
Scottsdale, AZ 85257
(602) 994-8640
(602) 994-0097 Fax
07-332701-C

#68 DEER VALLEY
18201 N. 25th Avenue, Ste. A
Phoenix, AZ 85023
(602) 789-8200
(602) 789-8180 Fax
07-332701-C

Asset Purchase Agreement Schedules

Schedule 5.01

COVENANTS OF SELLER AND PARENT RELATING TO CONDUCT OF BUSINESS

None

Asset Purchase Agreement Schedules

Schedule 5.10

BENEFIT PLAN MATTERS

Purchaser Pension Benefit Plans

SCP Savings and Retirement Fund
SCP Profit Sharing
Employee Stock Purchase Plan

Purchaser Benefit Plans

Medical Benefits
Dental Plans
Life Insurance/AD&DPlan
Voluntary Term Life Plan
Short Term Disability (Plus State Disability in Certain States)
Long Term Disability
Tuition Aid Program
Vacation Plan
Workers Compensation Plan
Personal Time/Jury Duty/Sick Pay/Military Leave Plan
Purchaser Holiday Schedule
Relocation Plan
Purchaser Incentive Plan

Other Benefits

Family Medical Leave Act
COBRA
Automobile Allowances/Company Automobile

Asset Purchase Agreement Schedules

Schedule 5.21

ENVIRONMENT STUDY

STUDIED PROPERTIES

Leased property located at 68370 Commercial Road, Cathedral City, CA